Exhibit 99.4

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

MOLYCORP, INC., et al. (1)	Case No. 15-11357 (CSS)

Debtors.	Jointly Administered

Ref. Docket Nos. 793 and 1505

ORDER (A) APPROVING ASSET PURCHASE AGREEMENT, (B) APPROVING THE SALE OF CERTAIN MOLYCORP MINERALS ASSETS TO THE PURCHASER FREE AND CLEAR OF ALL LIENS, CLAIMS, ENCUMBRANCES, AND OTHER INTERESTS PURSUANT TO BANKRUPTCY CODE SECTIONS 105(a), 363(b), (f), (k), AND (m), (C) APPROVING ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS FREE AND CLEAR OF ALL LIENS, CLAIMS, ENCUMBRANCES, AND OTHER INTERESTS PURSUANT TO BANKRUPTCY CODE SECTIONS 363 AND 365, AND (D) GRANTING RELATED RELIEF

This matter coming before the Court on the request of the debtors and debtors in possession in the above-captioned chapter 11 cases (collectively, the “Debtors”), as set forth in the Motion of Debtors for an Order (A) Approving Bidding Procedures for the Sale of the Debtors’ Assets, (B) Approving Certain Bidder Incentives in Connection With the Debtors’ Entry Into a Stalking Horse Agreement, If Any and (C) Approving Procedures for the Assumption and Assignment of Executory Contracts and Unexpired Leases [Dkt. No. 793] (the “Bidding Procedures Motion”) and the Plan Debtors’ (I) Memorandum of Law in Support of Confirmation of Joint Plan of Reorganization Proposed by the Plan Debtors and Molycorp Minerals, LLC and

(1)  The Debtors are the following 21 entities (the last four digits of their respective taxpayer identification numbers, if any, follow in parentheses):  Molycorp, Inc. (1797); Industrial Minerals, LLC; Magnequench, Inc. (1833); Magnequench International, Inc. (7801); Magnequench Limited; Molycorp Advanced Water Technologies, LLC (1628); MCP Callco ULC; MCP Canada Holdings ULC; MCP Canada Limited Partnership; MCP Exchangeco Inc.; Molycorp Chemicals & Oxides, Inc. (8647); Molycorp Luxembourg Holdings S.à r.l.; Molycorp Metals & Alloys, Inc. (9242); Molycorp Minerals Canada ULC; Molycorp Minerals, LLC (4170); Molycorp Rare Metals Holdings, Inc. (4615); Molycorp Rare Metals (Utah), Inc. (7445); Neo International Corp.; PP IV Mountain Pass, Inc. (1205); PP IV Mountain Pass II, Inc. (5361); RCF IV Speedwagon Inc. (0845). Molycorp’s United States headquarters is located at 5619 DTC Parkway, Suite 1100; Greenwood Village, Colorado; 80111.

(II) Consolidated Reply To Objections to Confirmation of Joint Plan of Reorganization Dkt. No. 1505 (the “Confirmation Brief” and, collectively with the Bidding Procedures Motion, the “Sale Pleadings”)(2), seeking, among other things, entry of an order pursuant to sections 105(a), 363(b), (f), (k), and (m), and 365 of Title 11 of the United States Code (as amended, the “Bankruptcy Code”), Rules 2002, 6004, 6005, 6006, 9007 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rules 2002-1 and 6004-1 of the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”) (a) approving that certain Asset Purchase Agreement, dated as of April [5], 2016 (as may be amended, supplemented or otherwise modified in accordance with the terms thereof, and including all Exhibits and Schedules thereto, the “APA”), a true and correct copy of which (without Schedules) is attached hereto as Exhibit A, by and among Molycorp Minerals, LLC (“Minerals”), PP IV Mountain Pass Inc., PP IV Mountain Pass II, Inc., and RCF IV Speedwagon Inc. (collectively, the “Sellers”) and Secure Natural Resources LLC (the “Purchaser”), a newly-formed limited liability company that, upon Closing, will be owned by the holders of the Debtors’ 10% senior secured notes (the “10% Notes” and the holders thereof, “10% Noteholders”) and OCM MLYCo CTB Ltd and its affiliates (collectively with their respective designees and transferees, “Oaktree”), for the purchase and sale of the Purchased Assets (as defined and described in section 2.1 of the APA) (the “Molycorp Minerals Sale”), (b) approval of the Molycorp Minerals Sale to the Purchaser free and clear of all Liens, Claims, encumbrances, and other interests pursuant to Bankruptcy Code sections 105(a) and 363(b), (f), (k), and (m); (c) approving the assumption and assignment of certain executory contracts (as

(2)  Capitalized terms used but not otherwise defined in this Order shall have the meanings assigned to such terms in the Confirmation Brief and the APA (as defined below).

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defined and described in section 2.1 of the APA, collectively, the “Purchased Contracts”) free and clear of all Liens, Claims, encumbrances, and other interests pursuant to Bankruptcy Code sections 363 and 365; and (d) granting related relief; and this Court having entered an order on January 14, 2016 (the “Bidding Procedures Order”) granting the Bidding Procedures Motion and approving, among other things, the bidding procedures (the “Bidding Procedures”) with respect to, and notice of, the Molycorp Minerals Sale; and no other bidder having submitted a competing bid for the Purchased Assets; and as a result of the Debtors receiving no competing bids, the Auction scheduled for March 4, 2016 having been cancelled; and the Debtors, after consultation with the Consultation Parties (as defined in the Bidding Procedures), having determined that the APA represents the Successful Bid (as defined in the Bidding Procedures); the Court having reviewed (i) the Sale Pleadings, (ii) the Notice of:  (I) 10% Noteholder Group Settlement Among the Ad Hoc 10% Noteholders, the Debtors, Oaktree and the Creditors’ Committee; and (II) Certain Related Matters Regarding Confirmation & Sale Hearing [Dkt. No. 1495]; (iii) the Statement of the Ad Hoc 10% Noteholders in Support of (A) the Molycorp Minerals Sale and (B) the Plan Debtors’ (I) Memorandum of Law in Support of Confirmation of Joint Plan of Reorganization [Dkt. No. 1516 ]; and (iv) the objections filed to the Molycorp Minerals Sale and to the Plan as it relates to the Molycorp Minerals Sale and joinders thereto; and the Court having considered the statements of counsel and the evidence adduced with respect to the Molycorp Minerals Sale at a joint hearing on the approval of the Molycorp Minerals Sale and confirmation of the Plan held before the Court beginning on March 29, 2016 (the “Sale and Confirmation Hearing”); and after due deliberation the Court having determined that the relief requested in the Sale Pleadings is in the best interests of the Debtors, their estates, and their creditors; and good

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and sufficient cause having been shown; and for the reasons stated by the Court on the record at the Sale and Confirmation Hearing;

IT IS HEREBY FOUND AND CONCLUDED, as follows:

A.            Jurisdiction and Venue.  Ibis Court has jurisdiction over this matter, the property of the Debtors’ estates, including the Purchased Assets to be sold, transferred or conveyed pursuant to the APA and the Sale Pleadings pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware dated as of February 29, 2012, and this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2).  Venue is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409.

B.            Final Order.  This Order constitutes a final order within the meaning of 28 U.S.C. §§ 158(a).

C.            Statutory Predicates.  The statutory and other predicates for the relief sought in the Sale Pleadings are sections 105(a), 363, and 365 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, 6005, 6006, 9007, and 9014 and Local Rules 2002-1 and 6004-1.

D.            Notice.  As evidenced by the affidavits of service on file with the Court, (i) due, proper, timely, adequate, and sufficient notice and a reasonable opportunity to object or be heard with respect to the Molycorp Minerals Sale has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Bidding Procedures Order, and the APA, including to:  (a) the Office of the U.S. Trustee; (b) counsel to the Creditors’ Committee; (c) Oaktree; (d) the ad hoc group of 10% Noteholders; (e) UMB Bank, National Association (as successor to Wells Fargo Bank, National Association), in its capacity as indenture trustee for the 10% Notes (the “10% Notes Trustee”); (f) Wells Fargo Bank, National Association, in its capacity as collateral agent for the 10% Notes Trustee and Oaktree (the “Collateral Agent”);

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(g) all entities known to have expressed an interest in acquiring any of the Purchased Assets; (h) all parties known to be asserting a Lien, Claim, encumbrance or interest on or in any of the Purchased Assets; (i) all known contract and license counter-parties relating to the Purchased Assets to be acquired by the Purchaser under the APA; (j) the United States Attorney’s office; (k) various federal, state, and local agencies and authorities asserting jurisdiction over the Molycorp Minerals Debtors’ assets, including the County of San Bernardino, California, the California Regional Water Quality Control Board, Lahontan Region, the California Integrated Waste Management Board, the California State Water Resources Control Board, the California Department of Public Health — Radiologic Health Branch, the California Department of Resources Recovery and Recycling, and the U.S. Bureau of Land Management; (l) all federal, state, and local taxing authorities with jurisdiction over the Purchased Assets; (m) all regulatory authorities that have a reasonably known interest in the Purchased Assets; (n) all known creditors of the Debtors; and (o) all other parties that have filed a notice of appearance and demand for service of papers in these Bankruptcy Cases under Bankruptcy Rules 2002 and 9010(b) as of the date of entry of the Bidding Procedures Order; (ii) such notice and opportunity to be heard was and is good, sufficient, and appropriate under the circumstances; and (iii) no other or further notice of the Molycorp Minerals Sale is or shall be required.  With respect to entities whose identities are not reasonably ascertained by the Debtors, publication of notice pursuant to the Bidding Procedures Order in (a) the Global Edition of The Wall Street Journal; (b) the National Edition of USA Today; and (c) the Las Vegas Review-Journal on January 28, 2016 [see Dkt. No, 1304] was sufficient and reasonably calculated under the circumstances to reach such entities.

E.            Compliance with Bidding Procedures Order.  As demonstrated by (i) evidence adduced at the Sale and Confirmation Hearing and (ii) the representations of counsel

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made on the record at the Sale and Confirmation Hearing, the Debtors conducted a fair and open sale process in a manner reasonably calculated to produce the highest or otherwise best offer for the Purchased Assets in compliance with the Bidding Procedures Order.  The Bidding Procedures were substantively and procedurally fair to all parties, and were the result of arm’s length negotiations.  The sale process and the Bidding Procedures were non-collusive and duly noticed, and afforded a full, fair and reasonable opportunity for any Person to make a higher or otherwise better offer to purchase all or any of the Purchased Assets.  The Bidding Procedures have been complied with in all material respects by the Debtors and the Purchaser.

F.             Corporate Authority.  The Sellers have taken all corporate or other entity action necessary to authorize and approve the APA and the consummation of the Molycorp Minerals Sale, and the Sellers’ sale of the Purchased Assets to the Purchaser has been duly and validly authorized by all necessary corporate or other entity action.  The Sellers have full corporate or other entity power and authority to execute the APA and all other documents contemplated thereby and to consummate the Molycorp Minerals Sale.  No consents or approvals, other than those expressly provided for in the APA, are required for the Sellers to consummate the Molycorp Minerals Sale.

G.            Business Justification.  Approval of the APA and consummation of the Molycorp Minerals Sale is in the best interests of the Debtors, the Sellers, their estates, their creditors, and other parties in interest.  The Debtors have demonstrated good, sufficient, and sound business purposes and justifications for the sale to the Purchaser pursuant to section 363(b) and (k) of the Bankruptcy Code.  Such business purposes and justifications include, but are not limited to, the following:  (i) no bids for the Purchased Assets were received by the Debtors pursuant to the Bidding Procedures other than the credit bid submitted by the Purchaser;

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(ii) the Ad Hoc 10% Noteholders were expressly authorized, pursuant to the Bidding Procedures Order, to submit a credit bid for some or all of the assets of the Molycorp Minerals Debtors and the Directing Noteholders (defined below) have duly authorized the Purchaser to submit a credit bid for the Purchased Assets on their behalf; (iii) the APA and closing thereof present the only available opportunity to realize the value of the Purchased Assets and avoid decline and devaluation of the Purchased Assets; and (iv) the Molycorp Minerals Sale will maximize the value of the Debtors’ estates to the most creditors possible.

H.            Fair Consideration.  The consideration to be provided by the Purchaser pursuant to the APA:  (i) is fair and reasonable; (ii) is the highest or otherwise best offer for the Purchased Assets; (iii) will provide a greater recovery for the Debtors’ creditors than would be provided by any other practically available alternative; and (iv) constitutes reasonably equivalent value and fair consideration.  In reaching this determination, the Court has taken into account both the consideration to be realized directly by the Debtors’ estates and the indirect benefits of the Molycorp Minerals Sale for the Debtors’ creditors.  The Debtors’ determination that the APA constitutes the Successful Bid (as defined in the Bidding Procedures) for the Purchased Assets is a result of due deliberation by the Debtors and their legal and financial advisors and investment bankers, and the principals and professionals of the Consultation Parties and constitutes a valid and sound exercise of the Debtors’ business judgment consistent with their fiduciary duties.  Entry of an order approving the Molycorp Minerals Sale is a necessary condition precedent to the Purchaser consummating the Molycorp Minerals Sale.

I.             Arm’s-Length Sale.  The APA was negotiated, proposed, and entered into (as applicable) by the Sellers, the Purchaser, the 10% Notes Trustee, the ad hoc group of 10% Noteholders, and the Collateral Agent (the 10% Notes Trustee, the ad hoc group of 10%

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Noteholders, and the Collateral Agent, collectively, the “10% Notes Parties”), without collusion, in good faith, and from arm’s length bargaining positions.  None of the Purchaser or any of its affiliates or members is an “insider” or an “affiliate” of the Debtors, as those terms are defined in section 101 of the Bankruptcy Code.  The Sellers, the other Debtors, the Purchaser, and the 10% Notes Parties have not engaged in any conduct that would cause or permit the APA to be avoided under section 363(n) of the Bankruptcy Code.

J.             Release.  Based on its review of the record, the Court finds that the releases set forth in paragraph 28 hereof constitute good faith compromises and settlements of the matters covered thereby.  Such compromises and settlements are (i) made in exchange for adequate consideration, (ii) in the best interests of each of the Debtors’ estates, creditors, and other parties in interest; (iii) fair, equitable, and reasonable; (iv) integral elements of the Molycorp Minerals Sale; and (v) otherwise approved by the Court as appropriate pursuant to applicable law.

K.            Good Faith Purchaser.  The Purchaser is a good faith purchaser under section 363(m) of the Bankruptcy Code and, as such, is entitled to all of the protections afforded thereby.  The Purchaser, the 10% Notes Parties, and Oaktree are acting in good faith within the meaning of section 363(m) in consummating the Molycorp Minerals Sale.  The Purchaser, Oaktree, and the 10% Notes Parties have proceeded in good faith in all respects in that, inter alia:  (i) the Purchaser and the 10% Notes Parties recognized that the Sellers were free to deal with any other party interested in acquiring the Purchased Assets; (ii) the Purchaser and the 10% Notes Parties complied with the provisions of the Bidding Procedures Order, including, without limitation, that the APA provides that Oaktree shall receive its pro rata share (calculated in accordance with the Collateral Agency Agreement (as defined in the Bidding Procedures Order))

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of the common units issued by the Purchaser; (iii) the Purchaser’s bid was subjected to the competitive bid procedures set forth in the Bidding Procedures Order; (iv) no common identity of directors or officers exists among the Purchaser or any of the 10% Notes Parties, on the one hand, and the Sellers, on the other hand; (v) all payments to be made by the Purchaser and the 10% Notes Parties and all other material agreements or arrangements entered into by the Purchaser and the 10% Notes Parties, on the one hand, and the Sellers, on the other hand, in connection with the Molycorp Minerals Sale have been disclosed; and (vi) the Purchaser and the 10% Notes Parties have not engaged in any collusive conduct with any other Person, including entering into any agreements with any Person that sought to control or controlled the price of any of the Sellers’ assets.

L.            Legal, Valid, and Binding Transfer.  The Sellers are the sole and lawful owners of the Purchased Assets, or otherwise have a valid, enforceable property interest in such, and title thereto is vested in the Sellers’ estates within the meaning of section 541(a) of the Bankruptcy Code.  Subject to the liens of the 10% Noteholders and Oaktree, the Sellers have all right, title and interest in the Purchased Assets required to transfer and convey the Purchased Assets to the Purchaser.  The transfer of the Purchased Assets to the Purchaser will be a legal, valid, and effective transfer of the Purchased Assets and will vest the Purchaser with all right, title, and interest of the Sellers to the Purchased Assets free and clear of all Liens, Claims, encumbrances, and other interests of any kind and every kind whatsoever other than those Liens, Claims, encumbrances, and interests specifically assumed by the Purchaser pursuant to the APA.

M.           Valid and Binding Contract; Authorization.  The APA is a valid and binding contract between the Sellers and the Purchaser, which is and shall be enforceable according to its terms.  The consummation of the Molycorp Minerals Sale is legal, valid, and

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properly authorized under all applicable provisions of the Bankruptcy Code, including, without limitation, sections 105(a), 363(b), 363(f), 363(k), 363(m), 365(b), and 365(f) of the Bankruptcy Code, and all of the applicable requirements of such sections have been complied with in respect of the Molycorp Minerals Sale.

N.            Free and Clear.  The Purchaser would not have entered into the APA and would not consummate the Molycorp Minerals Sale, thus adversely affecting the Debtors, their estates, and their creditors, if the transfer of the Purchased Assets to the Purchaser and the assumption and assignment of the Purchased Contracts to the Purchaser were not free and clear of all Liens, Claims, encumbrances, and interests of any kind or nature whatsoever other than those Liens, Claims, encumbrances, and interests specifically assumed by the Purchaser pursuant to the APA, or if the Purchaser would, or in the future could, be liable for any such Lien, Claim, encumbrance, or interest under any theory of law or equity, including, without limitation, any theory of successor, transferee or assignee Liability.  The Purchaser is purchasing the Purchased Intellectual Property, together with all associated goodwill, free and clear of any Lien, Claim, encumbrance, or interest, including any implied license in such Purchased Intellectual Property of the Downstream Debtors.  A sale of the Purchased Assets other than one free and clear of any Liens, Claims, encumbrances, and interests would adversely impact the Debtors’ estates, and would yield substantially less value for the Debtors’ estates, with less certainty than the Molycorp Minerals Sale.

O.            Subject to the provisions of this Sale Order and except as may be specifically provided in the APA, the Sellers may sell the Purchased Assets free and clear of all Liens, Claims, encumbrances, and interests of any kind or nature whatsoever because, in each case, one or more of the standards set forth in section 363(f)(1) through (5) of the Bankruptcy

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Code have been satisfied.  Each Person with a Lien, Claim, encumbrance or interest in the Purchased Assets:  (i) has, subject to the terms and conditions of this Sale Order, consented to the Molycorp Minerals Sale or is deemed to have consented; (ii) could be compelled in a legal or equitable proceeding to accept money satisfaction of such Lien, Claim, encumbrance or interest; or (iii) otherwise falls within the provisions of Bankruptcy Code section 363(f).  Those holders of Liens, Claims, encumbrances, and interests who did riot object to the Sale Pleadings or the Plan, as the Plan relates to the Molycorp Minerals Sale, are deemed to have consented pursuant to Bankruptcy Code section 363(f)(2).

P.             In addition to the foregoing, for the reasons stated on the record by the Court at the Sale and Confirmation Hearing, the Court fmds and concludes that the Purchased Assets may be sold to the Purchaser free and clear of any mechanics’ Liens on the Purchased Assets (collectively, the “Mechanics’ Liens”).

Q.            No Fraudulent Transfer.  The APA was not entered into for the purpose of hindering, delaying or defrauding creditors under the Bankruptcy Code or under the laws of the United States or any state, district, territory, or possession thereof.  None of the relevant Parties have entered into the Molycorp Minerals Sale fraudulently.

R.            No Successor Liability.  The Purchaser, the 10% Notes Parties, Oaktree, and their respective Affiliates (i) are not, and shall not be, considered successors in interest to the Sellers; (ii) have not, de facto or otherwise, merged with or into the Sellers, nor have any of the Sellers merged into the Purchaser, Oaktree, any of the 10% Notes Parties, or any of their respective Affiliates; (iii) are not a continuation or substantial continuation of any of the Sellers or any enterprise of any of the Sellers; (iv) do not have a common identity of incorporators, directors, or equity holders with the Sellers; (v) are not holding themselves out to the public as a

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continuation of the Sellers; (vi) are not expressly or impliedly assuming and shall not in any way be responsible for any liability or obligation of any of the Sellers or any of the other Debtors or their bankruptcy estates except as otherwise expressly provided in the APA; and (vii) are not assuming liability and will not by virtue of the Molycorp Minerals Sale become liable for any Liens, Claims, encumbrances, interests, or Liabilities arising from or related to any of the Liens, Claims, encumbrances, interests, or Liabilities of or against the Sellers or their assets.  Except as otherwise specifically provided in the APA, the (x) assignment, transfer and/or sale of the Purchased Assets to the Purchaser and (y) assumption by the Sellers and assignment, transfer, and/or sale to the Purchaser of the Purchased Contracts do not and will not subject the Purchaser, Oaktree, any of the 10% Notes Parties, or any of their respective Affiliates to any Liability whatsoever with respect to the operation of the Debtors’ rare earth mining and processing facility known as “Mountain Pass” located in San Bernardino, California (the “Business”), or any of the Debtors’ other businesses, before the Closing Date under the laws of the United States, any state, district, territory, or possession thereof, based, in whole or in part, directly or indirectly, on any theory of law or equity, including, without limitation, any theory of successor, transferee, or assignee Liability.

S.             Assumption of Executory Contracts.  On February 5, 2016, the Debtors filed the Notice of Debtors’ Intent to Assume and Potentially Assign Certain Executory Contracts and Unexpired Leases [Dkt. No. 1231] (the “Assumption and Assignment Notice”).  The Assumption and Assignment Notice was provided to each non-Debtor party to a Purchased Contract, together with a statement therein from the Debtors with respect to the amount, if any, to be paid to such non-Debtor party to cure any defaults under, and to otherwise comply with the requirements of section 365(b) of the Bankruptcy Code with respect to the Purchased Contract to

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which such non-Debtor is a party (the “Cure Costs”), in accordance with the Assumption and Assignment Procedures set forth in the Bidding Procedures.  As to each Purchased Contract, payment of the Cure Costs is sufficient for the Debtors to comply fully with the requirements of section 365(b) of the Bankruptcy Code.  Each of the non-Debtor parties to the Purchased Contracts have had an opportunity to object to the Cure Costs set forth in the Assumption and Assignment Notice.  In addition, the Purchaser has provided adequate assurance of its ability to perform its obligations under each of the Purchased Contracts within the meaning of section 365(f) of the Bankruptcy Code, based upon (i) the Purchaser’s promises to pay any Cure Costs with respect to the Purchased Contracts and to perform the Debtors’ obligations under the Purchased Contracts for the period on or after the Closing, (ii) the Purchaser’s representations made in section 6.6 of the APA that it has the financial capability to pay the Cure Costs and to pay the fees and expenses required to be paid by the Purchaser in connection with the Molycorp Minerals Sale, including with respect to the Purchased Contracts, based upon, among other things, the sale of the Cash Collateral to the Purchaser pursuant to the APA.  To the extent the Purchased Assets will include any Purchased Contracts, Sellers will provide to the Purchased Contract counterparty the additional notice set forth in paragraph 21 hereof.  All other requirements and conditions under the Bankruptcy Code for the assumption by the Debtors, and assignment, transfer and/or sale to the Purchaser of the Purchased Contracts have been satisfied.  Therefore, the Purchased Contracts may be assumed by the Debtors and assigned and sold to the Purchaser.

T.            Prompt Consummation.  The APA and Molycorp Minerals Sale must be approved and consummated promptly in order to maximize the value of the Debtors’ estates.  Time is of the essence in consummating the Molycorp Minerals Sale.  Cause has been shown as

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to why this Sale Order should not be subject to any stay provided by Bankruptcy Rules 6004(h) and 6006(d).

U.            Duties and Authority of the 10% Notes Trustee and the Collateral Agent.  In accordance with the indenture governing the 10% Notes (the “10% Notes Indenture”), the Collateral Agency Agreement (as defined in the Bidding Procedures Order), the Security Agreement (as defined in the Collateral Agency Agreement), and all other agreements, documents and instruments executed and/or delivered to or in favor of the 10% Noteholders or in favor of the 10% Notes Trustee or the Collateral Agent in connection with the 10% Notes Indenture, including the Security Documents (as defined in the Collateral Agency Agreement) (collectively, the “10% Notes Documents”) and the Bidding Procedures Order, the holders of a majority in aggregate principal amount of the outstanding 10% Notes (collectively, the “Directing Noteholders”) consented to and directed the 10% Notes Trustee to, and, in turn, the 10% Notes Trustee, as the Applicable Authorized Representative (as defined in the Collateral Agency Agreement), consented to and directed the Collateral Agent to, among other things, (a) authorize the Purchaser for and on behalf of the Collateral Agent to execute and deliver a credit bid for the Purchased Assets so as to be delivered at the times, to the Persons, and in the formats required by the Bidding Procedures; (b) authorize the Purchaser for and on behalf of the Collateral Agent to participate in the Auction (if required) and modify the credit bid on such terms as authorized and directed; (c) authorize the Purchaser to acquire and assume from the Sellers, pursuant to sections 363 and 365 of the Bankruptcy Code, all of the Purchased Assets in accordance with the APA.  The remaining 10% Noteholders and Oaktree have not objected to the approval of the Molycorp Minerals Sale or the APA.  As a result of such directions from the Directing Noteholders and the 10% Notes Trustee and the authorization provided by the

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Collateral Agent, the Court finds that the Purchaser has the full power and authority to execute, deliver, and perform the APA.

V.            Based on its review of the record, the Court finds that the Collateral Agent diligently and in good faith discharged its duties and obligations pursuant to the applicable 10% Notes Documents and otherwise conducted itself with respect to all matters in any way related to the 10% Noteholders, Oaktree, the 10% Notes, and the applicable 10% Notes Documents with the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.  Accordingly, the Court finds that the Collateral Agent has discharged its duties fully in accordance with the applicable 10% Notes Documents.

W.           Based on its review of the record, the Court finds the 10% Notes Trustee diligently and in good faith discharged its duties and obligations pursuant to the 10% Notes Indenture, and otherwise conducted itself with respect to all matters in any way related to the 10% Notes, the 10% Notes Indenture, and the 10% Noteholders with the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.  Accordingly, the Court finds that the 10% Notes Trustee has discharged its duties fully in accordance with the 10% Notes Indenture.

X.            Sound Business Purpose.  The Debtors have demonstrated compelling circumstances and a good, sufficient and sound business purpose and justification for the immediate approval and consummation of the transaction contemplated by the APA.

Y.            Legal and Factual Bases.  Any of the findings of fact contained herein shall constitute a finding of fact even if it is stated as a conclusion of law, and any conclusion of law contained herein shall constitute a conclusion of law even if it is stated as a finding of fact.

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The Court’s findings shall also include any oral findings of fact and conclusions of law made by the Court during or at the conclusion of the Sale and Confirmation Hearing.

Z.            Other Cause.  There is other good and sufficient cause to grant the relief requested in the Sale Pleadings and approve the APA and the Molycorp Minerals Sale.

NOW, THEREFORE, IT IS HEREBY ORDERED THAT:

General Provisions

1.             The request of the Debtors to enter into the APA and consummate the Molycorp Minerals Sale pursuant to the Sale Pleadings is GRANTED and complies with all aspects of Local Rule 6004-1.

2.             Any objections to the Molycorp Minerals Sale or the entry of this Sale Order, including, without limitation, any objections to the assumption, assignment, transfer and/or sale of any Purchased Contracts or the Cure Costs related thereto, that have not been withdrawn, waived or settled, and all reservations of rights included therein, hereby are DENIED and OVERRULED on the merits with prejudice.

3.             The APA, including all of its terms and conditions and ancillary documents, and the Molycorp Minerals Sale are APPROVED in all respects.

Approval of Free and Clear Sale of the Purchased Assets

4.             Pursuant to Sections 363 and 365 of the Bankruptcy Code, the Sellers are authorized and directed to (i) execute, deliver, perform under, consummate, and implement the APA and the Molycorp Minerals Sale together with all additional instruments and documents that are requested by the Purchaser and may be reasonably necessary or desirable to implement the APA and the Molycorp Minerals Sale, and (ii) take any and all actions as they deem necessary, appropriate, or advisable for the purpose of assigning, transferring, granting, conveying, and conferring to the Purchaser or reducing to its possession the Purchased Assets, or

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as may be necessary or appropriate to the performance of the obligations as contemplated by the APA and the Molycorp Minerals Sale, including, without limitation, any and all actions reasonably requested by the Purchaser which are consistent with the APA and the Molycorp Minerals Sale.

5.             In order to provide the consideration for the transfer of the Purchased Assets to the Purchaser, each 10% Noteholder and Oaktree shall, at Closing, be deemed to sell, transfer, assign, convey, and deliver to the Purchaser (or its designees), and Purchaser (or its designees), shall be deemed to accept and hold, their pro rata share of the Credit Bid Amount (as defined in the APA).  Upon the Closing, the Credit Bid Amount shall be deemed satisfied on a pro rata basis with respect to each 10% Noteholder and Oaktree.

6.             Upon the Closing, all claims arising under (i) the 10% Notes Documents, and (ii) the Oaktree Prepetition Facilities and the Oaktree Lease Documents (each as defined in the Bidding Procedures) all other agreements, documents and instruments executed and/or delivered to or in favor of Oaktree in connection with the Oaktree Prepetition Facilities and the Oaktree Lease Documents, including the Collateral Agency Agreement (collectively, the “Oaktree Prepetition Documents”), shall remain outstanding and be in full force and effect and shall continue to be entitled to all the rights and protections afforded under the 10% Notes Documents and the Oaktree Prepetition Documents, as applicable.  Subject to paragraph 7(ii) with respect to the Purchased Assets, such claims shall continue to be secured in accordance with, and shall continue to be entitled to the protections of, the 10% Notes Documents, the Oaktree Prepetition Documents, and any order of the Court entered in these bankruptcy proceedings, including the Final Order Pursuant to Sections 105, 361, 362, 264 and 507 of the Bankruptcy Code (I) Authorizing Debtors to Obtain Superpriority Secured Debtor-In-Possession

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Financing, (II) Authorizing Debtors to Use Cash Collateral, (III) Granting Adequate Protection to the Prepetition Secured Parties, and (IV) Granting Related Relief [Dkt. No. 278], as applicable.  Notwithstanding the foregoing, the aggregate recoveries on account of such claims under the 10% Notes Documents and the Oaktree Prepetition Documents shall not exceed the amount of all claims arising under the 10% Notes Documents and the Oaktree Prepetition Documents, as applicable, less the Credit Bid Amount.

7.             Pursuant to sections 105(a), 363, and 365 of the Bankruptcy Code, upon the Closing:  (i) the transfer of the Purchased Assets to the Purchaser pursuant to the APA shall constitute a legal, valid, and effective transfer of the Purchased Assets and shall vest the Purchaser with all right, title, and interest in and to the Purchased Assets; (ii) except as otherwise provided in paragraph 12 of this Order, the Purchased Assets shall be transferred to the Purchaser free and clear of all Liens, Claims, encumbrances, and interests of any and every kind whatsoever, whether known or unknown, whether fixed or contingent, whether arising prior or subsequent to the commencement of these chapter 11 cases, and whether imposed by agreement, understanding, law, equity or otherwise (including, but not limited to:  (a) those of any Governmental Body; (b) those based on any theory of successor or transferee Liability, merger, bulk transfer law, or any other similar theory, cause of action or statutory authority; (c) those imposing any restriction on the use, transfer, receipt of income, or other exercise of any attributes of ownership of the Purchased Assets; (d) those that purport to give to any party a right or option to effect any forfeiture, modification, right of first refusal, or termination of the Debtors’ or the Purchaser’s interest in the Purchased Assets, or any similar rights; (e) those relating to taxes arising under, out of, in connection with, or in any way relating to the operation of the Purchased Assets prior to the Closing; (f) all mortgages, deeds of trust, security interests, conditional sale,

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or other title retention agreements (whether arising by statute or contract), pledges, Liens (whether arising by statute or contract, including Mechanics’ Liens), judgments, demands, encumbrances, options, rights of first refusal, rights of first offer, or charges of any kind or nature, including but not limited to, any restriction on the use, voting, transfer, receipt of income, or other exercise of any attributes of ownership; (g) all debts arising in any way in connection with any agreements, acts, or failures to act of any of the Debtors or any of the Debtors’ predecessors or Affiliates or any of their officers or directors; and (h) all other obligations, liabilities, demands, guaranties, options, rights, contractual or other commitments, restrictions, interests, implied license, and matters of any kind and nature) other than those Liens, Claims, encumbrances, and interests specifically assumed by the Purchaser pursuant to the APA; and (iii) all Persons, including, without limitation, all lenders, debt security holders, equity security holders, governmental, tax and regulatory authorities, parties to executory contracts, customers, trade creditors, the Downstream Debtors, and other creditors holding Liens, Claims, encumbrances, or interests of any kind or nature against, or in, the Sellers or the Purchased Assets arising out of, in connection with, or in any way relating to the Sellers, the Purchased Assets, or the transfer of the Purchased Assets to the Purchaser, are hereby forever prohibited, estopped and permanently enjoined from asserting any such Lien, Claim, encumbrance or interest, or commencing or continuing in any manner any action or other proceeding (whether in law or equity) in connection with any such Lien, Claim, encumbrance or interest, against Purchaser and its Affiliates, and their respective successors and assigns, or the Purchased Assets.

8.             On the Closing Date, this Sale Order shall be construed and shall constitute for any and all purposes, as applicable, a full and complete general assignment, conveyance and transfer of the Purchased Assets acquired under the APA and a bill of sale and

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assignment transferring good, marketable, and indefeasible title in the Purchased Assets to the Purchaser.

9.             This Sale Order is and shall be effective as a determination that all Liens, Claims, encumbrances, and interests shall be and are, without further action by any Person, unconditionally released, discharged and terminated with respect to the Purchased Assets as of the Closing Date, except as may otherwise be set forth in paragraph 12 of this Order and in the APA.  All Persons are hereby forever barred, prohibited, and estopped from taking any action that would adversely affect or interfere with the ability of the Debtors to sell, assign, transfer and/or convey the Purchased Assets to the Purchaser in accordance with the terms of the APA and this Sale Order.

10.          Except as otherwise provided herein or in the APA, on the Closing Date, any Person asserting a Lien, Claim, encumbrance, or interest in the Purchased Assets are authorized and directed to execute such documents and instruments and to take all other actions as may be reasonably necessary to document and effectuate the release of their respective Liens, Claims, encumbrances, and interests in the Purchased Assets, if any.  If any such Person fails to execute any such documents or instruments or take any such actions, the Purchaser is authorized to execute such documents and instruments and to take such actions on behalf of such Person so as to document the release of such Liens, Claims, encumbrances, and interests.

11.          Pursuant to the APA, the Purchaser is not acquiring any of the Excluded Assets or assuming any of the Excluded Liabilities.  For the avoidance of doubt, the Purchased Assets do not include any rights and interests to the collateral held by Ironshore Indemnity, Inc., Lexon Insurance Co., Bond Safeguard Insurance Co., or Westchester Fire Insurance Company (individually and collectively, the “Sureties”) whether held as security and/or in trust by the

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Sureties in connection with the bonds they issued on behalf of one or more of the Debtors while it is in the possession of the Sureties and/or their agents, and such rights and interests shall not be altered or affected by this Order (except as otherwise provided in paragraph 13 of this Order).

12.          Nothing in this Order or the APA releases, nullifies, precludes, or enjoins the enforcement of any police or regulatory liability (including but not limited to reclamation obligations or liability under environmental statutes) to a governmental unit that any entity would be subject to as the owner or operator of the assets transferred pursuant to the APA after the date of entry of this Order.  Nothing in this Order or the APA authorizes the transfer or assignment of any governmental (a) license, (b) permit, (c) registration, (d) authorization or (e) approval, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements under police or regulatory law governing such transfer.  Subject to governing non-bankruptcy law, nothing in this Order divests any tribunal of any jurisdiction it has under applicable police or regulatory law to interpret this Order or to adjudicate any defense asserted under this Order.  Notwithstanding the foregoing, nothing in this Sale Order shall be interpreted to deem the Purchaser as the successor to the Debtors with respect to any liabilities under environmental statutes or regulations for penalties for days of violation prior to, or for liabilities relating to off-site disposal by the Debtors of wastes, prior to the Closing Date and nothing in this paragraph should be construed to create for any governmental unit any substantive right that does not already exist under law.

13.          The rights of all parties are expressly reserved and nothing herein or in the APA shall prejudice the rights and priorities of any party, including, without limitation, the County of San Bernardino (if any), the California Regional Water Quality Control Board, Lahontan Region (in any), the California State Water Resources Control Board (if any); the

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California Department of Resources Recovery and Recycling (if any), Oaktree and the 10% Notes Parties, as to:  (a) any rights, Liens, Claims, encumbrances, and interests in or to any machinery, plant, equipment, facilities, systems or other property owned by the Molycorp Minerals Debtors that (i) is not a Purchased Asset or (ii) is a Downstream Transferred Asset (collectively, the “Molycoro Minerals Remaining Property”); (b) whether any such Molycorp Minerals Remaining Property may or may not be available to fund reclamation or other remediation and environmental liabilities of the Molycorp Minerals Debtors with respect to Mountain Pass pursuant to and to the extent applicable, any local, state or federal statute, rule or regulation relating to environmental matters or the public’s health, safety or welfare, including, without limitation, the Surface Mining and Reclamation Act of 1975 and all related rules, regulations and orders (“SMARA”) or the Porter-Cologne Water Quality Control Act (each to the extent applicable) relating to Mountain Pass; (c) any party’s obligations (if any), with respect to such Molycorp Minerals Remaining Property, to comply with any local, state or federal statute, rule or regulation relating to environmental matters or the public’s health, safety or welfare, including, without limitation, compliance with all requirements of SMARA or the Porter-Cologne Water Quality Control Act (each to the extent applicable) relating to Mountain Pass; or (d) all prior orders entered by the Court and the effect thereof.  Nothing in this paragraph 13 shall be deemed to modify any prior orders entered by the Court in the Debtors’ chapter 11 cases and the effect thereof.

No Successor Liability

14.          The Purchaser, Oaktree the 10% Notes Parties, Oaktree, and their respective Affiliates, successors and assigns shall not, and shall not be deemed to:  (i) be a successor to the Debtors or their estates; (ii) have merged or consolidated with or into any of the Debtors or their estates in a statutory or de facto merger or other combination; (iii) be a

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continuation or substantial continuation of the Debtors or any enterprise of the Debtors; or (iv) expressly or impliedly assume any liabilities, obligations, warranties or other Liens, Claims, encumbrances, or interests arising from or related to the Excluded Liabilities.  The Purchaser, Oaktree, the 10% Notes Parties, and their respective Affiliates shall have no successor, transferee, or vicarious Liability of any kind or character, including, but not limited to, under any theory of foreign, federal, state or local antitrust, environmental, tax, ERISA, labor, WARN Act, product liability, employment, de facto merger, substantial continuation, successor, assignee or transferee Liability, or other law, rule or regulation, whether known or unknown as of the Closing Date, now existing or hereafter arising, whether asserted or unasserted, fixed or contingent, liquidated or unliquidated, with respect to the Debtors, the Business, or any obligations of the Debtors arising prior to the Closing Date, including, but not limited to, Liabilities on account of any Taxes or other Governmental Body fees, contributions, or surcharges arising, accruing or payable under, out of, in connection with, or in any way relating to, the ownership of the Purchased Assets prior to the Closing Date.  Except as otherwise provided herein or in the APA, the transfer of the Purchased Assets to the Purchaser pursuant to the APA shall not result in the Purchaser, the 10% Notes Parties, Oaktree, or their respective Affiliates, members, or shareholders, or the Purchased Assets, having any Liability or responsibility for, or being required to satisfy in any manner, whether in law or in equity, whether by payment, setoff or otherwise, directly or indirectly, (i) any Claim against the Debtors or against any insider of the Debtors; or (ii) any Lien, Claim, encumbrance, or interest.

15.          No bulk sales law or any similar law of any state or other jurisdiction shall apply in any way to the transactions authorized herein, including the APA and the Molycorp Minerals Sale.

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16.          Upon the Closing, and except as otherwise expressly provided in the APA with respect to Assumed Liabilities, the Purchaser shall not be liable for any Claims against, and Liabilities of, the Debtors or any of the Debtors’ predecessors or Affiliates.  Without limiting the generality of the foregoing, (i) other than as specifically set forth in the APA, the Purchaser shall have no Liability (x) to pay wages, bonuses, severance pay, benefits (including, without limitation, contributions or payments on account of any under-funding with respect to the Debtors’ pension plan), WARN Act liability, or any other payment to employees of the Debtors, or (y) in respect of any employee pension plan, employee health plan, employee retention program, employee incentive program or any other similar agreement, plan or program to which any of the Debtors are a party (including, without limitation, Liabilities arising from or related to the rejection or other termination of any such plan, program agreement or benefit); and (ii) the Purchaser shall in no way be deemed a party to or assignee of any such employee benefit, agreement, plan or program, and all parties to any such employee benefit, agreement, plan or program are enjoined from asserting against the Purchaser any claims arising from or relating to such employee benefit, agreement, plan or program.

17.          The Purchaser has given substantial consideration under the APA to the Debtors’ estates.  The consideration given by the Purchaser shall constitute valid and valuable consideration for the releases of any potential claims of successor or transferee Liability of the Purchaser, which releases shall be deemed to have been given in favor of the Purchaser by all holders of Liens, Claims, encumbrances, and interests against the Sellers or the Purchased Assets.

Assumption and Assignment of Claims and Purchased Contracts

18.          On the Closing Date, all of the rights, claims, or causes of action of the Sellers that relate to the Purchased Assets or the Assumed Liabilities shall be assigned, sold, and

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transferred to Purchaser, free and clear of all Liens, Claims, encumbrances, and interests, and Purchaser shall have standing and authority to assert such rights, claims, and causes of action and the Sellers and their estates shall have no continuing interest in such rights, claims, or causes of action or the proceeds thereof.

19.          Pursuant to section 365 of the Bankruptcy Code, the Debtors are authorized to assume the Purchased Contracts designated in the APA, cure the same (pursuant to the Cure Costs set forth on Schedule 2.3(c) to the APA, by further order of the Court, or by agreement with the applicable counterparty) as set forth in the APA, and assign, transfer, and/or sell the Purchased Contracts to the Purchaser; provided that the Purchaser may direct the removal of any such agreement from the list of Purchased Contracts set forth in Schedule 2.1 (b)(iv) of the APA in accordance with the APA, in which case such agreement shall not constitute a Purchased Contract and Purchaser shall have no Liability with respect thereto.  Purchaser may direct the removal of any agreement from the list of Purchased Contracts set forth in Schedule 2.1(b)(iv) of the APA (i) prior to the Closing Date, for any reason, and (ii) after the Closing Date, if the Cure Cost for such contract is subject to dispute as of the Closing and is determined by the Bankruptcy Court after the Closing to be greater than the amount set forth in Schedule 2.3(c) to the APA.  Subject to the terms of the APA, the Purchaser shall pay the undisputed portion of the Cure Costs pursuant to and subject to the terms and limitations set forth in the APA.

20.          Effective upon the Closing, and without the need for any further action by any party, the Purchased Contracts, consistent with the provisions contained herein, shall be transferred to, and remain in full force and effect for the benefit of, the Purchaser in accordance with their respective terms, and, pursuant to section 365(k) of the Bankruptcy Code, following

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payment of the Cure Costs, the Debtors shall be relieved from any further liability with respect to the Purchased Contracts after such assignment and sale to the Purchaser.

21.          The Purchaser’s (i) promises to pay any Cure Costs with respect to the Purchased Contracts and to perform the Debtors’ obligations under the Purchased Contracts for the period on or after the Closing and (ii) representations made in section 6.6 of the APA that it has the financial capability to pay the Cure Costs and to pay the fees and expenses required to be paid by the Purchaser in connection with the Molycorp Minerals Sale, including with respect to the Purchased Contracts, based upon, among other things, the sale of the Cash Collateral to the Purchaser pursuant to the APA, shall constitute adequate assurance of its future performance under the Purchased Contracts as of the Closing within the meaning of sections 365(b)(l)(C) and (f)(2)(B) of the Bankruptcy Code.  To the extent the Purchased Assets will include any Purchased Contracts, Sellers will provide to the Purchased Contract counterparty not less than 5 days notice of its intent to assign such Purchased Contract to the Purchaser and such Purchased Contract counterparty shall have the right to object to such assumption and assignment solely on the basis that the Purchaser has not provided adequate assurance of future performance as it relates to the specific Purchased Contract.  Upon the expiration of such 5 day period, the Purchased Contract counterparty shall be bound by all the terms and conditions of this Order and such Purchased Contract, subject to the terms of the APA, shall be assumed and assigned to the Purchaser.

22.          All defaults or other obligations of the Debtors under the Purchased Contracts arising or accruing prior to the Closing (without giving effect to any acceleration clauses or any default provisions of the kind specified in section 365(b)(2) of the Bankruptcy Code) shall be deemed cured, upon payment of the Cure Costs, and the Purchaser shall have no

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Liability arising or accruing under the Purchased Contracts on or prior to the Closing, except as otherwise expressly provided in the APA.  The non-Debtor parties to the Purchased Contracts are barred from asserting against the Debtors, the Purchaser, and their respective successors and assigns, any default or unpaid obligation allegedly arising or occurring before the Closing, any pecuniary loss resulting from such default, or any other obligation under the Purchased Contracts arising or incurred prior to the Closing, other than the Cure Costs.  Any provisions in any Purchased Contract (including those of the type described in section 365(b)(2)) that prohibit or condition the assignment of such Purchased Contract or allow the non-Debtor party to such Purchased Contract to terminate, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon the assignment of such Purchased Contract, shall constitute unenforceable anti-assignment provisions that are void and of no force and effect.

23.          The failure of the Debtors or the Purchaser to enforce at any time one or more terms or conditions of any Purchased Contract shall not be a waiver of such terms or conditions or of the right of the Debtors or the Purchaser, as the case may be, to enforce every term and condition of the Purchased Contracts.  The validity of the assumption, assignment, and sale of the Purchased Contracts to the Purchaser shall not be affected by any existing dispute between any of the Debtors and any non-Debtor party to such Purchased Contracts.  Any party that may have had the right to consent to the assignment of any Purchased Contracts is deemed to have consented for the purposes of section 365(e)(2)(A)(ii) of the Bankruptcy Code.  There shall be no accelerations, assignment fees, increases, or any other fees charged to the Purchaser or the Debtors as a result of the assumption, assignment, transfer, and/or sale of the Purchased Contracts.  Pursuant to sections 105(a), 363, and 365 of the Bankruptcy Code, all non-Debtor parties to the Purchased Contracts are forever barred and permanently enjoined from raising or

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asserting against the Debtors or the Purchaser any assignment fee, default, breach, or claim or pecuniary loss arising under or related to the Purchased Contracts existing as of the Petition Date or any assignment fee or condition to assignment arising by reason of the Closing other than with respect to the allowance and payment of any Cure Costs as provided in this Sale Order and in the APA.

24.          To the extent a counterparty to a Purchased Contract failed to timely object to a Cure Cost, such Cure Cost shall be deemed to be finally determined and any such counterparty shall be prohibited from challenging, objecting to or denying the validity and finality of the Cure Cost at any time, and such Cure Costs, when paid, shall completely revive any Purchased Contract to which it relates.

25.          The Purchaser is hereby authorized in connection with the consummation of the Molycorp Minerals Sale to allocate the Purchased Assets and the Purchased Contracts among its direct and indirect subsidiaries in a manner as it, in its sole discretion, deems appropriate and to assign, license, sublicense, transfer, or otherwise dispose of any of the Purchased Assets or the rights under any Purchased Contract to its direct and indirect subsidiaries with all of the rights and protections accorded under this Sale Order and the APA, and the Debtors shall cooperate with and take all actions reasonably requested by the Purchaser to effectuate any of the foregoing.

No Fraudulent Transfer

26.          The consideration provided by the Purchaser under the APA constitutes (i) reasonably equivalent value under the Bankruptcy Code and the Uniform Voidable Transactions Act (and all similar statutes), (ii) fair consideration under the Uniform Voidable Transactions Act (and all similar statutes), and (iii) reasonably equivalent value, fair consideration, and fair value under any other applicable Laws of the United States, any state,

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territory, district, or possession thereof.  The consideration provided by the Purchaser for the Purchased Assets the APA is fair and reasonable and the Molycorp Minerals Sale may not be avoided under section 363(n) of the Bankruptcy Code, and no Person shall be entitled to damages or other recovery pursuant to section 363(n) in respect of the APA or the Molycorp Minerals Sale.

Good Faith

27.          The APA and the Molycorp Minerals Sale are undertaken by the Purchaser without collusion and in good faith, as that term is used in section 363(m) of the Bankruptcy Code and, accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the APA and the Molycorp Minerals Sale shall not affect the validity of the sale of the Purchased Assets to the Purchaser, unless this Sale Order is duly stayed pending such appeal.  The Purchaser is a good faith purchaser of the Purchased Assets and is entitled to all of the benefits and protections afforded by section 363(m) of the Bankruptcy Code.

Additional Provisions

28.          The Purchaser and its Affiliates, Oaktree, the 10% Notes Trustee, the Collateral Agent, and their respective predecessors, successors and assigns, and each of the foregoing Person’s current and former shareholders, principals, officers, directors, employees, managers, trustees, partners, members, financial advisors, attorneys, agents, professionals, accountants, investment bankers, consultants, and representatives, in each case in their capacity as such, shall neither have nor incur any liability to, or be subject to any action by the Debtors, the Debtors’ estates, the Creditors’ Committee, the DIP Agent, the lenders under the DIP Credit Agreement, the creditors of the Debtors, the Internal Revenue Service, any trustee or estate representative, or any of their respective predecessors, successors, and assigns arising out of any prepetition or postpetition action or omission in connection with, or related to the Molycorp

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Minerals Sale or the formulation, negotiation, investigation, preparation, prosecution, execution, dissemination, delivery, or implementation of the APA or any other document, instrument or agreement related thereto.

29.          All Persons that are in possession of some or all of the Purchased Assets as of or after the Closing are hereby deemed to have surrendered possession of such Purchased Assets to the Purchaser as of the Closing or at such time thereafter as the Purchaser may request.  The Debtors agree to exercise reasonable best efforts to assist the Purchaser in assuring that all Persons that are presently, or on the Closing Date may be, in possession of some or all of the Purchased Assets in which the Debtors hold an interest will surrender possession of the Purchased Assets either to (i) the Debtors before the Closing Date, or (ii) the Purchaser on or after the Closing Date.

30.          This Sale Order is and shall be binding upon and shall govern acts of all entities including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of fees, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other Persons, who may be required by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any documents or instruments that reflect that the Purchaser is the assignee and owner of the Purchased Assets free and clear of all Liens, Claims, encumbrances, and interests (all such entities being referred to as “Recording Officers”).  All Recording Officers are authorized to strike and shall be deemed to have stricken recorded Liens, Claims, encumbrances, and interests against the Purchased Assets recorded or arising prior to the date of the Closing, unless the APA expressly provides that the Purchaser is acquiring the Purchased Assets subject to such Liens, Claims, encumbrances, and interests.  A

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certified copy of this Sale Order may be filed with the appropriate Recording Officers to evidence cancellation of any recorded Liens, Claims, encumbrances, and other interests against the Purchased Assets recorded or arising prior to the date of the Closing, other than Liens, Claims, encumbrances, and other interests specifically assumed by Purchaser under the APA.  Nothing in the foregoing shall be deemed to vitiate or impair in any way the validity or effect of the “Notice of Reclamation Plan Approval” recorded by the County of San Bernardino in the official land use records of the County with respect to the mining operations conducted at Mountain Pass on the Molycorp Minerals Remaining Property.

31.                               Except as otherwise provided in paragraph 12 of this Order, to the greatest extent available under applicable law, the Purchaser shall be authorized, as of the Closing, to operate under any license, registration, and any governmental authorization or approval of the Debtors with respect to the Purchased Assets, if applicable, and all such licenses, registrations, and any governmental authorizations and approvals are deemed to have been, and hereby are, directed to be transferred to the Purchaser as of the Closing Date.  All existing licenses applicable to the Purchased Assets shall remain in place for Purchaser’s benefit until either new licenses are obtained or existing licenses are transferred in accordance with applicable administrative procedures.  To the extent provided by section 525 of the Bankruptcy Code, no Governmental Body may revoke or suspend any permit, registration, authorization, or approval relating to the Purchased Assets sold, transferred, assigned, or conveyed to the Purchaser solely on account of the filing or pendency of the Bankruptcy Cases or the consummation of the Molycorp Minerals Sale.

32.                               Following the Closing, no holder of any Lien, Claim, encumbrance, or interest on or in the Purchased Assets or other party in interest may interfere with the Purchaser’s

31

use and enjoyment of the Purchased Assets based on or related to such Lien, Claim, encumbrance, or interest, or any actions that the Debtors may take in their Bankruptcy Cases, and no party may take any action to prevent, interfere with, or otherwise enjoin the consummation of the Molycorp Minerals Sale.

33.                               The terms and provisions of the APA, the ancillary agreements, and this Sale Order shall be binding in all respects upon, and shall inure to the benefit of, the Debtors, the Purchaser, and their respective Affiliates, successors and assigns, the Debtors’ estates, all creditors of (whether known or unknown), and holders of equity interests in the Debtors, and any affected third parties, notwithstanding the dismissal of any of the Debtors’ Bankruptcy Cases, the conversion of any the Debtors’ Bankruptcy Cases to a case or cases under Chapter 7, or any subsequent appointment of any trustee(s) under any Chapter of the Bankruptcy Code, as to which trustee(s) such terms and provisions likewise shall be binding and not subject to rejection or avoidance.  The APA, the Molycorp Minerals Sale and this Sale Order shall be enforceable against and binding upon, and shall not be subject to rejection or avoidance by, any Chapter 7 or Chapter 11 trustee appointed in the Bankruptcy Cases.  Further, nothing contained in any plan of reorganization or liquidation confirmed in these Bankruptcy Cases or any order confirming any plan of reorganization or liquidation or any other order entered in these Bankruptcy Cases shall conflict with or derogate from the provisions of the APA or the terms of this Sale Order.

34.                               The APA and any related agreements, documents, or other instruments may be amended in accordance with the terms thereof and the 10% Noteholder Group Settlement without further order of the Court, provided that any such amendment does not have an adverse impact on the confirmation of the Plan with respect to the Downstream Debtors (as defined in the Bidding Procedures) or the Downstream Transferred Assets.

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35.                               The failure to include specifically any particular provision of the APA in this Sale Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the APA be authorized and approved in its entirety with such amendments as may be made by the parties in accordance with this Sale Order.

36.                               To the extent of any inconsistency between the provisions of this Sale Order, the APA, and any documents executed in connection therewith, the provisions contained in the Sale Order, the APA and any documents executed in connection therewith shall govern, in that order.

37.                               The provisions of this Sale Order authorizing the sale and assignment of the Purchased Assets free and clear of all Liens, Claims, encumbrances, and interests shall be self-executing, and notwithstanding the failure of the Debtors, the Purchaser, or any other party to execute, file or obtain releases, termination statements, assignments, consents or other instruments to effectuate, consummate and/or implement the provisions hereof, all Liens, Claims, encumbrances, and other interests (other than those expressly assumed by the Purchaser or permitted to survive under the APA) on or against such Purchased Assets, if any, shall be deemed released, discharged, and terminated.

38.                               From time to time, as and when requested by any Party, each Party to the APA shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary or desirable to consummate the Molycorp Minerals Sale, including such actions as may be necessary to vest, perfect or confirm, of record or otherwise, in Purchaser its right, title, and interest in and to the Purchased Assets.  Any amounts that become payable by the Debtors to the Purchaser or any other entity pursuant to the APA (or any related

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agreements executed in connection therewith) (a) shall constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507(a)(2) of the Bankruptcy Code, and (b) shall be paid by the Debtors in the time and manner provided for in the APA (and such related agreements) without further Court order.

39.                               All distributions of ownership interests in the Purchaser to the 10% Noteholders, Oaktree, and any other entity entitled to such distributions shall be made by the Purchaser or its authorized agent.  The Collateral Agent shall neither have nor assume any responsibility or liability for directing or making such distributions.

40.                               This Sale Order constitutes a final and appealable order within the meaning of 28 U.S.C. § 158(a).  Notwithstanding the provisions of Bankruptcy Rule 6004(h) and 6006(d), this Sale Order shall be effective and enforceable immediately and shall not be stayed.  Time is of the essence in closing the Molycorp Minerals Sale and the Debtors and the Purchaser intend to close the Molycorp Minerals Sale as soon as practicable.  Any party objecting to this Sale Order must timely file an appeal and pursue a stay, or risk its appeal being dismissed as moot.

41.                               The findings and conclusions set forth herein and read into the record at the Sale and Confirmation Hearing constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014.

42.                               This Court shall retain exclusive jurisdiction to, among other things, interpret, implement, and enforce the terms and provisions of this Sale Order and the APA, all amendments thereto and any waivers and consents thereunder and each of the agreements executed in connection therewith, including, but not limited to, retaining jurisdiction to

34

(i) compel delivery of the Purchased Assets to the Purchaser; (ii) adjudicate, if necessary, any and all disputes arising out of, concerning or otherwise relating in any way to the Molycorp Minerals Sale; and (iii) protect the Purchaser against any Liens, Claims, encumbrances, and interests in the Purchased Assets of any kind or nature whatsoever.

Dated:  April 5, 2016

/s/ Christopher S. Sontchi
THE HONORABLE CHRISTOPHER S. SONTCHI
UNITED STATES BANKRUPTCY JUDGE

35

EXHIBIT A

APA

ASSET PURCHASE AGREEMENT

AMONG

MOLYCORP MINERALS, LLC

THE OTHER SELLERS PARTY HERETO

AND

SECURE NATURAL RESOURCES LLC

DATED AS OF APRIL [4], 2016

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April [4], 2016 (the “Effective Date”), among the entity identified on the signature page as Purchaser (“Purchaser”), the parties listed as “Sellers” on the signature page (collectively, “Sellers” and each a “Seller”) and, for the limited purposes specified in this Agreement, Molycorp, Inc., a Delaware corporation (the “Company”).

RECITALS:

A.                                    Sellers are debtors and debtors in possession (together with certain of their Affiliates, the “Debtors”) under title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), and filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on June 25, 2015 (the “Petition Date”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), where the Sellers’ bankruptcy cases are jointly administered under Case No. 15-11357 (CSS) (collectively, the “Bankruptcy Case”);

B.                                    Sellers are principally engaged in the business of mining and processing rare earth minerals at Sellers’ facility located in San Bernardino County, California (the “Mountain Pass Facility”), from ore extracted from the Mineral Properties (defined below) at the Owned Real Property (defined below), and the operation of all businesses related thereto (the “Business”);

C.                                    Sellers desire to sell to Purchaser the Purchased Assets (defined below) and transfer to Purchaser the Assumed Liabilities (defined below) and Purchaser desires to purchase from Sellers the Purchased Assets and assume the Assumed Liabilities, in each case upon the terms and conditions hereinafter set forth and subject to and in accordance with the Sale Order (defined below) of the Bankruptcy Court with respect thereto; and

D.                                    The Parties desire to consummate the proposed transaction as promptly as practicable after the Bankruptcy Court enters the Sale Order.

NOW, THEREFORE, the Parties hereby agree as follows:

I.  DEFINITIONS

1.1                               Certain Definitions.  For purposes of this Agreement, each of the following terms, when used herein with initial capital letters, has the meaning specified in this Section 1.1 or in the other Sections of this Agreement identified in Section 1.2:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Alternative Proposal” means any proposals, whether oral or written, to purchase all or any part of the Purchased Assets, whether directly or through a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction.

“Bidding Procedures Order” means the Order of the Bankruptcy Court, entered on January 14, 2016, approving, among other things, the bidding procedures for conducting a sale and auction of the Purchased Assets and the assumption of the Assumed Liabilities.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in San Bernardino, California are authorized or required by Law to close.

“Cash Collateral” means cash collateral (as defined in section 363(a) of the Bankruptcy Code) subject to a Lien in favor of the Secured Parties under the Security Documents.

“Claim” has the meaning given to such term in section 101(5) of the Bankruptcy Code.

“Code” means the Internal Revenue Code of 1986.

“Collateral Agency Agreement” means that certain Collateral Agency Agreement (as amended, restated, supplemented or otherwise modified from time to time), dated as of June 11, 2012, by and among the Grantors (as defined therein), the Trustee, and the Collateral Agent.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent under the Collateral Agency Agreement.

“Contract” means any contract, agreement, commitment, promise or undertaking (including any indenture, note, bond or other evidence of indebtedness, instrument, license, lease, purchase order, sale order or other legally binding agreement), whether written or oral.

“Credit Bid Agreement” means that certain Amended and Restated Credit Bid Agreement and Direction, dated as of March 28, 2016, by and among Purchaser, the Trustee, the Collateral Agent, JHL Capital Group Holdings One LLC, QVT Fund V LP, QVT Fund IV LP, and Quintessence Fund L.P. (as amended or supplemented from time to time in accordance with the terms thereof.

“Cure Costs” means amounts that must be paid and obligations that otherwise must be satisfied under sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption and/or assignment of any Purchased Contract, as determined by the Bankruptcy Court.

“Disclosure Statement” means the Disclosure Statement for Debtors’ Third Amended Joint Plan of Reorganization, filed by the Debtors in connection with the Bankruptcy Case on March 4, 2016, as amended or modified from time to time in accordance with the provisions set forth therein.

“Downstream Debtors” has the meaning given to such term in the Plan.

“Employee Claim” means any Claim, demand, action, cause of action, damage, loss, cost, Liability or expense, including legal costs, made or brought by any Employee, including, but not limited to, any Claim made pursuant to any applicable Laws relating to employment standards, occupational health and safety, labor relations, workers compensation, pay equity, employment equity, minimum wage, overtime, tip credit, the Consolidated Omnibus Budget Reconciliation Act, WARN Act, the Americans with Disabilities Act, the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Family and Medical Leave Act or the Fair Labor Standards Act or any other federal, state or local, statutory or decisional Law regarding employment discrimination.

“Employee Obligations” means all wages, bonuses, incentive, equity, equity-based or similar compensation obligations, deferred compensation arrangements, vacation pay, sick time, pension payments, overtime pay, change of control payments, severance pay and any other termination or severance obligations and any other compensation or obligation which may be due by statute, contract or Law relating to the employment of the Employees in respect of the Business.

“Employee Plan” means each (a) employee benefit plan (within the meaning of Section 3(3) of ERISA), (b) retirement, welfare benefit, bonus, stock option, stock purchase, restricted stock, incentive, supplemental retirement, deferred compensation, retiree health, life insurance, severance, Code Section 125 flexible benefit, vacation plans and any similar employee benefit plan, program or agreement and (c) individual employment, termination, severance, retention, change in control or other similar agreements, in each case, pursuant to which Sellers or their Affiliates currently have any obligation with respect to any Employee.

“Employees” means all individuals, as of the Effective Date, whether or not actively at work as of the Effective Date, who are employed by Molycorp Minerals, LLC, or who are employed by Sellers other than Molycorp Minerals, LLC primarily in connection with the Business, together with individuals who are hired in respect of the Business after the Effective Date and prior to the Closing.

“Environmental Law” means any Law or Order in effect at the relevant date or for the relevant period relating to the protection of human health and safety or the environment (including air, surface water, groundwater, surface impoundments, drainage basins, catchment basins, drinking water and drinking water supply, wetlands, streams, ponds, sediment, soil, land surfaces or subsurface strata), and plant and animal life (including threatened or endangered species), or natural resources, or to Releases of or exposure to Hazardous Material or the handling, generation, treatment, transportation, storage, use, arrangement for disposal or disposal, manufacture, distribution, formulation, packaging or labeling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §§ 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901, et seq.), the Clean Water Act (33 U.S.C. §§ 1251, et seq.), the Clean Air Act (42 U.S.C. §§ 7401, et seq.) the Toxic Substances Control Act (15 U.S.C. §§ 2601, et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136, et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651, et seq.), and analogous state and local Laws.

“Excluded Contracts” means all Contracts other than Purchased Contracts, including all executory contracts and unexpired leases scheduled on the Debtors’ Schedule of Assumed Executory Contracts and Unexpired Leases.

“Excluded Downstream Intellectual Property” means the Intellectual Property owned by Molycorp Minerals, LLC primarily used or held for use by the Debtors’ Downstream Businesses (as defined in the Bidding Procedures Order), including the MolycorpTM, MagnequenchTM, and NeoTM trademarks.

“Excluded Intercompany Loan” means that certain promissory note issued by Molycorp Silmet AS to Molycorp Minerals, LLC, dated February 13, 2013, and the related Loan Agreement, dated February 13, 2013, between Molycorp Silmet AS and Molycorp Minerals, LLC.

“Excluded Matter” means the effect of:  (i) any change in the United States economy or financial markets in general; (ii) any change that generally affects the industrial sectors in which Sellers generally compete; (iii) any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (iv) any change in applicable Laws or accounting rules; (v) any actions taken or proposed to be taken by Purchaser or any of its Affiliates; (vi) any effect resulting from the public announcement of this Agreement; or (vii) any effect directly resulting from the filing of the Bankruptcy Case and a Seller’s inability to pay certain obligations as a direct result of the filing of the Bankruptcy Case; provided that, with respect to clauses (i), (ii), (iii) and (iv), such effects do not disproportionately and adversely affect the Business, taken as a whole, as compared to other companies operating in the industries in which Sellers operate.

“Final Order” means an Order, judgment, or other decree that has not been vacated, reversed, modified, amended, or stayed, and for which the time to further appeal or seek review or rehearing has expired with no appeal, review or rehearing having been filed or sought.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, or any agency, authority, department, commission, board, bureau, official or instrumentality of such body, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator thereof (public or private) of competent jurisdiction.

“Hazardous Material” means any substance, material or waste, to the extent the nature, presence or amount of which is limited or regulated by any Governmental Body under any applicable Environmental Laws, including petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “radioactive material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” or otherwise regulated under any provision of Environmental Law.

“Indebtedness” of any Person means, without duplication, (i) the principal and interest of, and premium (if any) in respect of, (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indenture” means that certain Indenture, dated May 25, 2012, by and among the Company, the Guarantors (as defined therein) and UMB Bank, National Association (as successor to Wells Fargo Bank, National Association), as trustee.

“Intellectual Property” means all worldwide intellectual property rights, including all (i) patents, patent applications, continuations, continuations-in-part, substitutions, renewals, extensions, reexaminations, re-filings, divisions, re-issues, and inventions, (ii) trademarks, service marks, trade names and trade dress, logos, insignias, designs, symbols, or other similar designations of source or origin and general intangible of like nature, which expressly includes the goodwill and any common law rights associated with or symbolized by any of the foregoing, (iii) domain names, (iv) registered and common law copyrights and works of authorships, including copyrights in computer

Software, (v) confidential and/or non-public and proprietary information, including trade secrets, confidential business information, ideas, concepts, methods, processes, formulae, reports, data, research and development, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, and know-how (“Trade Secrets”), (vi)  registrations and applications for registration and renewal of the foregoing, and (vii) any past, present or future Claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” means the actual knowledge of the following senior officers of the Company: Geoff Bedford, Chief Executive Officer; Michael Doolan, Chief Financial Officer, Jeffrey Hogan, Executive Vice President of Resources; and Paul A Parasugo III, Director, Mountain Pass Operations.

“Law” means any federal, state, local or foreign law, statute, directive, code, ordinance, rule or regulation, Order, binding interpretations or common law requirement.

“Legal Proceeding” means any judicial, administrative, investigative or arbitral actions, suits, proceedings (public or private) or Claims or any proceedings by or before a Governmental Body, and any appeal from any of the foregoing.

“Liability” means any Indebtedness, loss, liability, Claim, commitment, undertaking, damage, expense, fine, penalty, sanction, cost, guaranty, endorsement, royalty, deficiency or obligation (including those arising out of any Legal Proceeding, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, disclosed or undisclosed, express or implied, primary or secondary, direct or indirect, matured or unmatured, fixed, absolute, contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, and whether in contract, tort or otherwise.

“Lien” as applied to any Person means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, Claim, lease, charge, option, right of first refusal, easement, restriction or encumbrance or any other similar encumbrance in respect of an asset of such Person, whether imposed by Law, Contract or otherwise.

“Mineral Properties” means (i) all Mineral Rights with respect to the subsurface estate of the Owned Real Property at the Mountain Pass Facility and (ii) all unpatented mining claims associated with the Mountain Pass Facility held by any Seller.

“Mineral Rights” means all of Sellers’ right, title and interest, if any, in and to all oil, gas and other hydrocarbon substances, inert gases, rocks, minerals, and metals, soils, clays, and all other organic and inorganic matter whatsoever, located below the surface of the Owned Real Property, whether now known to exist or hereafter discovered, including, but not limited to, the rights to explore for, develop, and remove such oil, gas, and other hydrocarbon substances, inert gases, rocks, minerals, and metals, soils, clays, and all other organic and inorganic matter whatsoever, but excluding any and all right, title and interest in mills, buildings, pipes and all other mine improvements and machinery or tools used in working or developing the Mountain Pass Facility.

“Mining Laws” means any Law or Order authorizing, restricting, conditioning or otherwise regulating any exploration, mining, processing or reclamation activities conducted on, from or in connection with the Mineral Properties.

“Molycorp Minerals Intercompany Amount” has the meaning given to such term in the Plan.

“Oaktree” means Oaktree Capital Management, L.P., collectively with certain of its affiliates and funds under its management.

“Oaktree Equipment” means the equipment owned by Oaktree and leased to Molycorp Minerals, LLC.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, consistent with past practice, including the operation of the Business in accordance with the Limited Operations Plan from and after the date of the implementation of the Limited Operations Plan.

“Party” or “Parties” means Purchaser and each of Sellers, as the case may be.

“Permits” means any approvals, registrations, certificates of occupancy, clearances, authorizations, consents, licenses, permits or certifications of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and Liens disclosed in policies or commitments of title insurance which have been made available to Purchaser prior to the Effective Date and that would not interfere in any material respect with the use of the Purchased Assets, (ii) statutory Liens for Taxes not yet due and payable, (iii) surface use agreements, zoning, entitlement and other land use and environmental regulations or restrictions by any Governmental Body provided that such regulations or restrictions have not been violated by Sellers, and (iv) Liens that will be released by the Sale Order.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Plan” means the Third Amended Joint Plan of Reorganization filed by the Debtors in connection with the Bankruptcy Case on March 11, 2016, as amended or modified from time to time in accordance with the provisions set forth therein.

“Purchased Intellectual Property Licenses” means (i) licenses or sublicenses of Purchased Intellectual Property granted by any Seller to any third party or any other instruments or other arrangements to which any Seller is a party, pursuant to which any third party has obtained any right, title or interest in any Purchased Intellectual Property, (ii) licenses or sublicenses of Intellectual Property granted by any third party to any Seller for use primarily in connection with the Business (and the transfer of which would not have a material and adverse impact on the Downstream Debtors or any of the Downstream Transferred Assets), or any other permissions or agreements pursuant to which any Seller has obtained any right, title or interest in Intellectual Property used primarily in the Business (and the transfer of which would not have a material and adverse impact on the Downstream Debtors or any of the Downstream Transferred Assets), and (iii) agreements between any Seller and any third party relating to the use, development, prosecution, enforcement or commercialization of Purchased Intellectual Property.

“Purchaser Lien” means a Lien in favor of the Secured Parties under the Security Documents.

“Purchaser Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence (regardless of whether such event, change, effect, condition, state of facts or occurrence constitutes a breach of any representation, warranty or covenant of Purchaser hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other event, change, effect, condition, state of facts or occurrence, a material and adverse effect on the ability of Purchaser to consummate the Transactions or perform its obligations under this Agreement.

“Reclamation Obligation” means any and all actions required during, or following cessation of, any exploration, mining or processing activities conducted by or in connection with the Owned Real Property or the Mineral Properties, or required at or on the Owned Real Property or the Mineral Properties, that are required by Law (including Mining Laws), Order, Permit or Contract.

“Records and Other Information” means all data, information (including tangible and intangible information), agreements, files, books (including accounting books and records), specifications, drawings, reports, procedures, test records and results, other records and filings made with Governmental Bodies, and similar records, in each case, to the extent relating to the Purchased Assets and the Specified Mineral Properties.

“Release” means any release, spill, emission, leaking, pumping, injection, pouring, emptying, escape, deposit, disposal, discharge, dispersal or leaching into the environment of any Hazardous Material, or any migration thereof, into outdoor or indoor environmental media (including soil, surface waters, groundwater, sediments or air), or into or out of any property, whether intentional or unintentional.

“Remedial Action” means any investigation, analysis, study, evaluation, monitoring, testing, assessment, correction, decommissioning or remediation of a

Release or threatened Release required pursuant to applicable Environmental Law or by a Governmental Body.

“Reorganized Parent” has the meaning given to such term in the Plan.

“Representative” means, with respect to any Person, any and all directors, officers, partners, members, managers, employees, consultants, financial advisors, counsel, accountants and other agents, including potential financing sources of such Person.

“Sale Order” shall be an Order of the Bankruptcy Court, in the form attached hereto as Exhibit A or as otherwise approved by Purchaser, Trustee and the Collateral Agent, each in its reasonable discretion, which Order may be included by the Debtors in the Order of the Bankruptcy Court approving the Plan.

“Secured Parties” has the meaning set forth in the Collateral Agency Agreement.

“Security Documents” has the meaning set forth in the Collateral Agency Agreement.

“Seller Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence (regardless of whether such event, change, effect, condition, state of facts or occurrence constitutes a breach of any representation, warranty or covenant of Sellers hereunder) which has had or would reasonably be expected to have, when considered in the aggregate together with any other events, changes, effects, conditions, states of facts or occurrences, (i) a material adverse effect on or a material adverse change in or to the Purchased Assets, Assumed Liabilities, or the Business, considered as a whole or (ii) a material and adverse effect on the ability of Sellers to consummate the Transactions in a timely manner, in each case other than an event, change, effect, condition or occurrence resulting from an Excluded Matter.

“Settlement Agreement” means that certain 10% Noteholder Group Settlement by and among the Debtors, each 10% Noteholder that is a signatory thereto, OCM MLYCo CTB Ltd. and the official committee of unsecured creditors appointed in the Bankruptcy Case, dated March 25, 2016.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation including user manuals and other training documentation related to any of the foregoing, in each case whether internally or externally written.

“Specified Mineral Properties” means all Mineral Properties that are not expressly designated as Excluded Assets and, in the case of clause (i) of the definition of “Mineral Properties”, solely to the extent severable.

“Tax Authority” means any government, or agency, instrumentality or employee thereof, charged with the administration of any Law or regulation relating to Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, customs, duties, governmental fees, or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, escheat payments, severance, stamp, occupation, property and estimated taxes, (ii) any item described in clause (i) for which a taxpayer is liable as a transferee or successor, by reason of the regulations under Section 1502 of the Code, or by contract, indemnity or otherwise, and (iii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i) or (ii).

“Tax Return” means all returns, declarations, reports, claims for refund, estimates, information returns and statements filed or required to be filed in respect of any Taxes (including any attachments thereto or amendments thereof).

“Title Company” means First American Title Insurance Company.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment Agreement, the IP Assignment Agreement, the Deed, and each other agreement, document or instrument contemplated by this Agreement or necessary to the consummation of the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Trustee” means UMB Bank, N.A. in its capacity as indenture trustee under the Indenture, or any successor.

“WARN Act” means the Worker Adjustment and Retraining Notification ACT of 1988, and all other similar Laws of any state, locality or other Governmental Body.

1.2                               Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have the meanings set forth in the Sections indicated:

Term	Section
Agreement	Preamble
Allocation Schedule	10.2
Assignment Agreement	4.2(b)
Assumed Cure Costs	2.5
Assumed Liabilities	2.3
Bankruptcy Case	Recitals

Term	Section
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bill of Sale	4.2(a)
Business	Recitals
Closing	4.1
Closing Date	4.1
COBRA	2.4(p)
Company	Preamble
Confidentiality Agreements	8.7
Credit Bid Amount	3.1(a)
Credit Bid Agreement	6.6
Debtors	Recitals
Deed	4.2(d)
Downstream Transferred Assets	2.2(d)
Effective Date	Preamble
Excluded Assets	2.2
Excluded Liabilities	2.4
IP Assignment Agreement	4.2(c)
Inventory Proceeds	2.2(g)
Mountain Pass Facility	Recitals
Necessary Consent	2.6(a)
Non-Party Person	11.11(a)
Owned Real Property	2.2(f)
Periodic Non-Income Taxes	10.3(a)
Petition Date	Recitals
Post-Closing Straddle Period	10.3(b)
Pre-Closing Straddle Period	10.3(b)
Previously Omitted Contract	2.7(a)
Previously Omitted Contract Designation	2.7(a)
Previously Omitted Contract Notice	2.7(b)
Privileged Communications	11.12(a)
Purchased Assets	2.1(b)
Purchased Contracts	2.1(b)(iv)
Purchased Intellectual Property	2.1(b)(iii)
Purchase Price	3.1
Purchaser	Preamble
Seller or Sellers	Preamble
Straddle Period	10.3(b)
Termination Date	4.4(a)
Trade Secrets	1.1 (Intellectual Property)
Transfer Taxes	10.1

1.3                               Other Definitional and Interpretive Matters.  (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation will apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.  If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action will be extended to the next succeeding Business Day.

Conjunctive.  The word “or” is used in the inclusive sense of “and/or”.

Contracts.  Reference to any Contract means such Contract as amended or modified and in effect from time to time in accordance with its terms and includes all exhibits, schedules and other attachments thereto.

Dollars.  Any reference in this Agreement to $ will mean U.S. dollars.

Exhibits/Schedules.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein will be defined as set forth in this Agreement.

GAAP.  Terms used herein which are defined in GAAP are, unless specifically defined herein, used herein as defined in GAAP.

Gender and Number.  Any reference in this Agreement to gender will include all genders, and words imparting the singular number only will include the plural and vice versa.

Headings.  The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any Article, Section, Recital, Exhibit or Schedule are to the corresponding Article, Section, Recital, Exhibit or Schedule of or to this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Law.  Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including any successor legislation thereto and any rules and regulations promulgated thereunder, and references to any section or other provision of a Law means that section or provision of such Law in effect from time to time and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision.

(b)                                 The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)                                  This Agreement and each Transaction Document has been drafted, negotiated and executed in the English language.  If this Agreement or any Transaction Document is translated into another language, the English text will govern and control for all purposes.

II.  PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1                               Purchase and Sale of Assets.  (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will purchase, acquire and accept from the applicable Seller, and each Seller will sell, transfer, assign, convey and deliver to Purchaser, all of such Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens (other than those Liens created by Purchaser and Permitted Exceptions) and Excluded Liabilities.

(b)                                 The term “Purchased Assets” means the following properties, assets, rights and Claims of any Seller (other than the Excluded Assets):

(i)                                     all Cash Collateral (other than, for the avoidance of doubt, (A) the Molycorp Minerals Intercompany Amount and (B) the Inventory Proceeds);

(ii)                                  the Mineral Properties that are designated as Specified Mineral Properties as of the Closing Date;

(iii)                               the Intellectual Property and the associated goodwill of Sellers (A) related to the design, development, marketing and sale of rare earth-based products for the removal of contaminants from water, including SorbXTM and PhosFIXTM trademarks, (B) related to the process patents set forth on Schedule 2.1(b)(iii), and (C) otherwise as expressly set forth on Schedule 2.1(b)(iii)(C) (collectively, the “Purchased Intellectual Property”); and

(iv)                              the Contracts related to the Purchased Intellectual Property to which any Seller is a party (including Purchased Intellectual Property Licenses), as set forth on Schedule 2.1(b)(iv) (collectively, the “Purchased Contracts”).

Notwithstanding anything herein to the contrary, Purchaser may, from time to time, remove any Purchased Asset from this Section 2.1 in its sole and absolute discretion until two Business Days prior to the Closing and elect to treat such Contract, Permit and/or other asset as an Excluded Asset; provided that after the Closing, Purchaser may declare any Contract to be an Excluded Contract if the Cure Costs for any such

Contract are subject to dispute as of the Closing and are determined by the Bankruptcy Court after the Closing to be greater than the amount set forth in Schedule 2.3(c) with respect to such Contract; provided, further, that no such exclusion or declaration shall result in any adjustment of the Purchase Price.  For the avoidance of doubt, the cost for determining the Cure Costs (whether before or after the Closing) shall be borne by Sellers.

2.2                               Excluded Assets.  Nothing herein contained will be deemed to constitute an agreement to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers will retain all right, title and interest to, in and under the Excluded Assets, subject to any Purchaser Lien.  The term “Excluded Assets” means all assets, properties and rights of any Seller other than the Purchased Assets, including:

(a)                                 the shares held by Molycorp Minerals, LLC in Molycorp Silmet AS;

(b)                                 all rights and Claims relating to the Excluded Intercompany Loan;

(c)                                  all Intellectual Property owned by any of the Sellers other than the Purchased Intellectual Property, including but not limited to the Excluded Downstream Intellectual Property;

(d)                                 all Excluded Contracts (together items (a)-(d), the “Downstream Transferred Assets”);

(e)                                  the Mineral Properties set forth on Schedule 2.2(e);

(f)                                   the owned real property set forth on Schedule 2.2(f) (the “Owned Real Property”);

(g)                                  the Molycorp Minerals Intercompany Amount and any amounts resulting from the sale of up to 56,000 kg of NdPr inventory by Molycorp Minerals, LLC after the Effective Date (the “Inventory Proceeds”);

(h)                                 all assets that will be owned, directly or indirectly, by the Reorganized Parent pursuant to the Plan;

(i)                                     all Permits issued for the operation, reclamation or closure of the Mountain Pass Facility by any Governmental Body, including those Permits that would otherwise be deemed to transfer by operation of law upon transfer of ownership of the Mineral Properties; and

(j)                                    all Oaktree Equipment.

2.3                               Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume, effective as of the Closing, and will timely perform and discharge in accordance with their respective terms, the following Liabilities existing as of the Closing Date (collectively, the “Assumed Liabilities”):

(a)                                 all Liabilities first arising from the ownership of the Purchased Assets by Purchaser on or after the Closing;

(b)                                 all Liabilities of Sellers under the Purchased Contracts that arise on or after the Closing Date;

(c)                                  any Assumed Cure Costs that Purchaser is required to pay pursuant to Section 2.5, which amounts are estimated by Sellers on Schedule 2.3(c); and

(d)                                 any Transfer Taxes.

2.4                               Excluded Liabilities.  Notwithstanding anything to the contrary set forth herein, Purchaser will not assume and will be deemed not to have assumed any of the Excluded Liabilities.  “Excluded Liabilities” means any and all Liabilities of Sellers other than the Assumed Liabilities, including:

(a)                                 all Liabilities arising out of, relating to or otherwise in respect of the Purchased Assets and/or Business arising prior to the Closing other than the Assumed Liabilities;

(b)                                 all Taxes (other than Transfer Taxes) (i) imposed on any Seller for any period , or (ii) arising out of or related to the Business or the Purchased Assets for all Tax periods (or portions thereof) ending on or prior to the Closing;

(c)                                  any costs or expenses incurred by a Seller in connection with, or related to, the administration of the Bankruptcy Case, including, without limitation, any accrued professional fees and expenses of attorneys, accountants, financial advisors and other professional advisors related to the Bankruptcy Case;

(d)                                 all Liabilities to the extent arising out of or related to the Excluded Assets, including Liabilities relating to Excluded Contracts;

(e)                                  all Liabilities of Sellers under this Agreement and the Transactions;

(f)                                   all Indebtedness owed by any Seller or any predecessor of any Seller;

(g)                                  any Employee Obligations to any Employee arising out of such Employee’s employment by Sellers;

(h)                                 any Employee Claim of any Employee arising out of such Employee’s employment by Sellers;

(i)                                     any WARN Act Liabilities;

(j)                                    any Claim against Sellers;

(k)                                 any Liability to any stockholder or other equity holder of any Seller or any predecessor of any Seller;

(l)                                     any Liability arising out of or related to any Legal Proceeding commenced or threatened against any Seller or any predecessor of any Seller;

(m)                             any Liability for infringement or misappropriation of any Intellectual Property arising out of or related to any conduct of any Seller or operation of the Business on or before the Closing Date;

(n)                                 any Liability of any Seller based upon any Seller’s acts or omissions occurring before or after the Closing other than any Assumed Cure Costs;

(o)                                 all Liabilities arising out of or related to Sellers’ Employee Plans and insurance policies;

(p)                                 all Liabilities to provide continuation health care coverage, to the extent required by and in accordance with Section 4980B of the Code and Sections 601 to 608, inclusive, of ERISA (“COBRA”), to Employees and former employees of Sellers (and their qualified beneficiaries) who left employment or otherwise experience a COBRA qualifying event;

(q)                                 all Liabilities of Sellers, whether occurring or accruing before, at, or after the Closing Date, (i) arising under or associated with Sellers’ noncompliance with Environmental Laws (including fines, penalties, damages, and remedies), the environmental condition of the Owned Real Property, including off-site migration, or the Sellers’ failure to undertake, fulfill or complete any Reclamation Obligations; and (ii) arising under Mining Laws and relating to pre-Closing operations or ownership of the Owned Real Property and Mineral Properties; and

(r)                                    any cloud on title for the Owned Real Property.

2.5                               Cure Costs.  At the Closing and pursuant to section 365 of the Bankruptcy Code, Sellers will assume the Purchased Contracts (to the extent not previously assumed) and, subject to the terms herein, assign the Purchased Contracts to Purchaser, and Purchaser, subject to the terms herein, will assume the Purchased Contracts.  All Cure Costs with respect to the Purchased Contracts (the “Assumed Cure Costs”) will be paid by Purchaser, as and when finally determined by the Bankruptcy Court pursuant to the procedures set forth in the Sale Order, and not by Sellers, and Sellers will have no liability for any Assumed Cure Costs.

2.6                               Non-Assignment of Assets.

(a)                                 Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not effect the assignment or transfer of any Purchased Asset if (i) an attempted assignment or transfer thereof would not be permitted under section 363 and section 365 of the Bankruptcy Code without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto (each such action, a “Necessary Consent”), and (ii) the Bankruptcy Court has not entered an Order approving such assignment or transfer (including the Sale Order).  In such event, such assignment or transfer is subject to such Necessary Consent being obtained and Sellers and Purchaser will use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment or transfer thereof to Purchaser as Purchaser may reasonably request; provided that Sellers will not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval.  If such Necessary Consent is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would adversely affect the rights of Purchaser to such Purchased Asset following the Closing, Sellers and Purchaser will cooperate in a mutually agreeable arrangement, to the extent feasible and at the expense of Purchaser, under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement.

(b)                                 Subject to Section 2.6(a), if after the Closing (i) Purchaser holds any Excluded Assets or Excluded Liabilities or (ii) any Seller holds any Purchased Assets or Assumed Liabilities, Purchaser or the applicable Seller will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party.  Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party.

(c)                                  Prior to Closing, Sellers will not reject or seek to reject any Contract relating to the Purchased Assets under the Bankruptcy Case without the consent of Purchaser.

2.7                               Previously Omitted Contracts.

(a)                                 If prior to or following Closing it is discovered that a Contract should have been listed on Schedule 2.1(b)(iv) but was not listed on Schedule 2.1(b)(iv) (any such Contract, a “Previously Omitted Contract”), Sellers shall, promptly following the discovery thereof (but in no event later than five (5) Business Days following the discovery thereof), notify Purchaser in writing of such Previously Omitted Contract and all Assumed Cure Costs (if any) for such Previously Omitted Contract.  Purchaser shall thereafter deliver written notice to Sellers, no later than ten (10) Business Days following notification of such Previously Omitted Contract from Sellers, designating such Previously Omitted Contract as “Assumed” or “Rejected” (a “Previously Omitted Contract Designation”).  A Previously Omitted Contract designated in accordance with this Section 2.7(a) as “Rejected,” or with respect to which Purchaser fails to timely deliver a Previously Omitted Contract Designation, shall be an Excluded Contract.

(b)                                 If Purchaser designates a Previously Omitted Contract as “Assumed” in accordance with Section 2.7(a), (i) Schedule 2.1(b)(iv) shall be amended to include such Previously Omitted Contract and (ii) Sellers shall serve a notice (the “Previously Omitted Contract Notice”) on the counterparties to such Previously Omitted

Contract notifying such counterparties of the Cure Costs (if any) with respect to such Previously Omitted Contract and Sellers’ intention to assume and assign such Previously Omitted Contract in accordance with this Section 2.7 with no adjustment to the Purchase Price.  The Previously Omitted Contract Notice shall provide the counterparties to such Previously Omitted Contract with seven (7) days to object, in writing to Sellers and Purchaser, to the Cure Costs (if any) and the assumption, assignment and sale of the Previously Omitted Contract.  If the counterparties, Sellers and Purchaser are unable to reach a consensual resolution with respect to the objection, Sellers will seek an expedited hearing before the Bankruptcy Court to determine the Cure Costs and approve the assumption, assignment and sale.  If no objection is timely served on Sellers and Purchaser, Sellers shall obtain an Order of the Bankruptcy Court fixing the Cure Costs and approving the assumption of the Previously Omitted Contract.

2.8                               Further Conveyances and Assumptions.  From time to time following the Closing, Sellers and Purchaser will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to each Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the Transactions, except that nothing in this Section 2.8 will require Purchaser or any of its Affiliates to assume any Liabilities other than the Assumed Liabilities.

III.  CONSIDERATION

3.1                               Consideration.  The aggregate consideration for the Purchased Assets (the “Purchase Price”) will be:

(a)                                 One Million Dollars ($1,000,000.00) to be satisfied in the form of a credit, on a pro rata basis (being $352,830 against the Oaktree Prepetition Claims (as defined in the Plan) secured under the Security Documents and $647,170 against the 10% Notes Claim (as defined in the Plan) secured under the Security Documents), against the principal amount of the Indebtedness that is secured under the Security Documents pursuant to section 363(k) of the Bankruptcy Code (the “Credit Bid Amount”), and

(b)                                 the assumption of the Assumed Liabilities.

3.2                               Payment of Purchase Price.  On the Closing Date, Purchaser will credit the Credit Bid Amount against the principal amount of the Indebtedness that is secured under the Security Documents pursuant to section 363(k) of the Bankruptcy Code.

IV.  CLOSING AND TERMINATION

4.1                               Closing Date.  Subject to the satisfaction of the conditions set forth in Article IX (or the waiver thereof by the Party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II (the “Closing”) will take place remotely via electronic communication at 9:00 a.m. (Eastern time) on the date that is three (3) Business Days following the satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place and time as the Parties may designate in writing; provided that the purchase and sale of the Specified Mineral Properties will be consummated through the Title Company, as applicable.  The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

4.2                               Deliveries by Sellers.  At the Closing, Sellers will deliver to Purchaser, the Collateral Agent or the Title Company, as applicable:

(a)                                 a duly executed bill of sale substantially in the form attached as Exhibit B (the “Bill of Sale”);

(b)                                 a duly executed assignment and assumption agreement substantially in the form attached as Exhibit C (the “Assignment Agreement”);

(c)                                  a duly executed assignment of the Purchased Intellectual Property, in a form suitable for recording with the U.S. Patent and Trademark Office, substantially in the form attached as Exhibit D (the “IP Assignment Agreement”);

(d)                                 duly executed quitclaim deeds conveying title to the applicable Specified Mineral Properties, in recordable form, in a form reasonably acceptable to Purchaser and Sellers (the “Deed”);

(e)                                  the officers certificate required to be delivered pursuant to Sections 9.1(a) and 9.1(b);

(f)                                   affidavits executed by each Seller that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code; and

(g)                                  all other deeds, endorsements, assignments and other instruments of conveyance and transfer, reasonably requested by Purchaser, to convey and assign the Purchased Assets to Purchaser and vest title therein in Purchaser.

4.3                               Deliveries by Purchaser.  At the Closing, Purchaser will deliver to the Company:

(a)                                 Evidence, in form and substance reasonably acceptable to Sellers, of a credit equal to the Credit Bid Amount as set forth in Section 3.1(a);

(b)                                 a duly executed Bill of Sale;

(c)                                  a duly executed Assignment Agreement;

(d)                                 a duly executed IP Assignment Agreement; and

(e)                                  the officers certificate required to be delivered pursuant to Sections 9.2(a) and 9.2(b).

4.4                               Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)                                 by Purchaser or the Company, if the Closing has not occurred by 5:00 p.m. Eastern time on April 15, 2016 (the “Termination Date”), provided that if the Closing has not occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or a Seller, then the breaching Party may not terminate this Agreement pursuant to this Section 4.4(a);

(b)                                 by mutual written consent of the Company and Purchaser;

(c)                                  by Purchaser, if Sellers breach any representation or warranty or any covenant or agreement contained in this Agreement, such breach would result in a failure of a condition set forth in Sections 9.1 or 9.3 and such breach has not been cured by the earlier of (i) ten (10) Business Days after the giving of written notice by Purchaser to Sellers of such breach and (ii) the Termination Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 4.4(c) if Purchaser is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the closing conditions set forth in Section 9.2(a) or 9.2(b) not being satisfied;

(d)                                 by the Company, if Purchaser breaches any representation or warranty or any covenant or agreement contained in this Agreement, such breach would result in a failure of a condition set forth in Sections 9.2 or 9.3 and such breach has not been cured by the earlier of (i) ten (10) Business Days after the giving of written notice by Sellers to Purchaser of such breach and (ii) the Termination Date; provided that Sellers shall not have the right to terminate this Agreement pursuant to this Section 4.4(d) if Sellers are then in material breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the closing conditions set forth in Section 9.1(a) or 9.1(b) not being satisfied;

(e)                                  by the Company or Purchaser, if there is in effect a Final Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; it being agreed that the Parties will promptly appeal any adverse determination which is not non-appealable and pursue such appeal with reasonable diligence unless and until this Agreement is terminated pursuant to this Section 4.4;

(f)                                   by Purchaser, if (i) the Sale Order is denied by the Bankruptcy Court and/or (ii) the Sale Order shall have been stayed, vacated, modified or supplemented without Purchaser’s prior written consent.

(g)                                  by the Company, if the Sale Order has been entered and (i) the Company has provided Purchaser with written notice that it is prepared to consummate the Transactions, (ii) the conditions to Closing in Article IX have been satisfied (or waived, to the extent permissible, by the Party entitled to the benefit of such condition), other than those conditions that by their nature can only be satisfied at Closing; and (iii) the Closing Date does not occur within three (3) Business Days of the Company providing Purchaser with such notice;

(h)                                 by Purchaser, if the Sale Order has been entered and (i) Purchaser has provided Sellers with written notice that it is prepared to consummate the Transactions contemplated by this Agreement, (ii) the conditions to Closing in Article IX have been satisfied (or waived, to the extent permissible, by the Party entitled to the benefit of such condition), other than those conditions that by their nature can only be satisfied at Closing); and (iii) the Closing Date does not occur within three (3) Business Days of Purchaser providing Sellers with such notice;

(i)                                     by Purchaser if, prior to the Closing, any Seller files a plan of reorganization inconsistent with the terms of this Agreement or seeks to modify or withdraw the motion to approve the Sale Order or have the Bankruptcy Court enter an Order dismissing, or converting into cases under chapter 7 of the Bankruptcy Code, any Bankruptcy Case, or appointing a trustee in any of the Bankruptcy Cases or appointing a responsible officer or an examiner with enlarged powers relating to the operation of the Business (beyond those set forth in section 1106(a)(3) or (4) of the Bankruptcy Code) under Bankruptcy Code section 1106(b), or such an Order of dismissal, conversion or appointment is entered for any reason

(j)                                    by Purchaser, (i) if Sellers enter into or consummate an Alternative Proposal, or (ii) pursuant to Purchaser’s rights under Section 8.9; or

(k)                                 by Purchaser or the Company, if under section 363(k) of the Bankruptcy Code, Purchaser is disallowed from credit bidding the Credit Bid Amount in payment of the Purchase Price as set forth in Section 3.1.

4.5                               Procedure Upon Termination.  In the event of termination pursuant to Section 4.4, the terminating Party will give written notice thereof to the other Parties, and this Agreement will terminate as described in Section 4.6, and the purchase of the Purchased Assets hereunder will be abandoned, without further action by Purchaser or Sellers.

4.6                               Effect of Termination.  In the event that this Agreement is terminated as provided herein, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and there will be no liability or obligation on Purchaser, any Seller or any of their respective Representatives, except that (a) the provisions of this Section 4.6 and Article XI (other than Section 11.3) and, to the extent necessary to effectuate the foregoing enumerated provisions, Section 1.1, Section 1.2 and Section 1.3, will survive any such termination and will be enforceable, and (b) nothing in this Section 4.6 will be deemed to release any Party from liability for any material breach of its duties or obligations arising under this Agreement prior to termination.  Further, without otherwise limiting the Debtors’ rights under the Settlement Agreement, in the event that this Agreement is terminated as provided herein, then each of the Debtors will be automatically relieved of its duties and obligations arising under the Settlement Agreement with respect to the Molycorp Minerals Sale (as defined in the Settlement Agreement) and there will be no liability or obligation on the Debtors or their Representatives in connection therewith.

V.  REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby jointly and severally represent and warrant to Purchaser that:

5.1                               Organization and Good Standing.  Each Seller is an entity duly organized, validly existing and in good standing (to the extent such term is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization and, subject to the limitations imposed on such Seller as a result of having filed a petition for relief under the Bankruptcy Code, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Each Seller is duly qualified or licensed to do business in each jurisdiction in which the actions to be performed hereunder or in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary for the operation of the Sellers’ Business as now conducted, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

5.2                               Authorization of Agreement.  Subject to entry of the Sale Order, each Seller has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Transaction Documents to which such Seller is a party and the consummation of the Transactions have been duly authorized by all requisite corporate or similar action on the part of each such Seller.  This Agreement and the Transaction Documents to which such Seller is a party have been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to Closing will be duly and validly executed and delivered, by such Seller and (assuming the due authorization, execution and delivery by the other Parties and the entry of the Sale Order) this Agreement and the Transaction Documents to which such Seller is a party constitute legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with its terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3                               Conflicts; Consents of Third Parties.

(a)                                 Except as set forth on Schedule 5.3(a), the execution and delivery by each Seller of this Agreement and the Transaction Documents to which it is a party, the consummation of the Transactions and compliance by such Seller with any of the provisions hereof do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of any Seller to make any payment under or to the increased, modified, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the Purchased Assets or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of such Seller, (ii) subject to entry of the Sale Order, or any Purchased Contract, (iii) subject to entry of the Sale Order, any Order, or (iv) subject to entry of the Sale Order, any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations, cancellations or accelerations that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the ownership of the Purchased Assets or the Assumed Liabilities.

(b)                                 Except as set forth on Schedule 5.3(b) and except to the extent not required if the Sale Order is entered, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which any Seller is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the Transactions or the taking by Sellers of any other action contemplated hereby or thereby (with or without notice or lapse of time, or both), except for (i) the entry of the Sale Order, and (ii) immaterial consents, waivers, approvals, Orders, authorizations, declarations, filings and notifications.

5.4                               Real Property; Specified Mineral Properties.

(a)                                 Schedule 5.4(a)(i) sets forth the legal descriptions of the Owned Real Property.  Sellers have good and marketable fee simple title to the Owned Real Property and the Specified Mineral Properties, to the extent applicable, free and clear of all Liens (except for Permitted Exceptions).  Except as set forth on Schedule 5.4(a)(ii), none of the Owned Real Property is subject to any leases or tenancies or other rights of occupancy.  Other than Purchaser’s right to purchase the Specified Mineral Properties, no Person has any written or oral agreement or option, right of first refusal, right of first offer, right of first negotiation or rights for the purchase, sale use or other disposition of the Specified Mineral Properties.  To the Knowledge of Sellers, no Seller has received written notice from any Governmental Body that any of Specified Mineral Properties or the business conducted by Sellers thereon is in violation of any use or occupancy restriction, limitation, easement, condition or covenant of record or Law, other than with respect to such violations as would not, individually or in the aggregate, reasonably be expected to be material to the ownership of the Specified Mineral Properties or the Assumed Liabilities.

(b)                                 Except as would not reasonably be expected to, individually or in the aggregate, be material to the ownership of the Specified Mineral Properties, the Purchased Assets or the Assumed Liabilities:  (i) as of the Effective Date, there is no pending or, to the Knowledge of Sellers, threatened in writing Legal Proceeding relating to the Specified Mineral Properties or other matters affecting adversely the current use, occupancy or value of the Specified Mineral Properties; (ii) the Specified Mineral Properties does not serve any adjoining property for any purpose inconsistent with the ownership of the Specified Mineral Properties; and (iii) to the Knowledge of Sellers, the current use of the Specified Mineral Properties by Sellers does not violate any instrument of record or agreement affecting the Specified Mineral Properties or any applicable Law, except as set forth on Schedule 5.4(b).

5.5                               Title to Purchased Assets.  Except as set forth on Schedule 5.5, Sellers own the Purchased Assets free and clear of all Liens (other than Permitted Exceptions) and, subject to Section 2.6 and the entry of the Sale Order, at the Closing, Purchaser will be vested with good and valid title to such Purchased Assets, free and clear of all Liens (other than Permitted Exceptions and Assumed Liabilities), to the fullest extent permissible under Law.  No Person other than Sellers hold rights, title and interest in the Purchased Assets.

5.6                               Intellectual Property; Intellectual Property Licenses.

(a)                                 Schedule 5.6(a) sets forth an accurate and complete list of all Purchased Intellectual Property.  The Purchased Intellectual Property is valid, subsisting, and enforceable.  Sellers exclusively own all right, title and interest to, or have a right to use, the Purchased Intellectual Property, and can convey such property free and clear of Liens pursuant to the Sale Order.

(b)                                 To the Knowledge of Sellers, (i) no Person is engaging in any activity that infringes any Purchased Intellectual Property or has engaged in any such activity during the three (3) years prior to the Effective Date, and (ii) no Claim has been asserted or threatened against any Seller that the use of any Purchased Intellectual Property infringes or violates the Intellectual Property of any third party.

(c)                                  All Purchased Intellectual Property created by employees of Sellers in the course of employment is owned by Sellers.  No current or former employee, consultant, independent contractor or other Person has any ownership interest in any Purchased Intellectual Property.

(d)                                 Except pursuant to the Purchased Contracts, to the Knowledge of Sellers, no other Person has any right to use any of the Purchased Intellectual Property.  Except pursuant to the Purchased Contracts, Sellers do not pay any royalties or other consideration for the right to use any Intellectual Property rights of third parties licensed to Sellers pursuant to Purchased Intellectual Property Licenses.

(e)                                  Neither the execution of this Agreement nor the consummation of the Transactions contemplated by this Agreement will result in the (i) loss or impairment of any right of Purchaser to own, use, practice or otherwise exploit any Purchased Intellectual Property; (ii) grant of any license, right, covenant or ownership interest to any Person with respect to any Purchased Intellectual Property; or (iii) Purchaser being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business.  As of immediately following the Closing, Purchaser will have the right to exercise all of its current rights under agreements granting rights with respect to the Purchased Intellectual Property of a third Person to materially the same extent and in materially the same manner as Sellers would have been able to had the transaction contemplated by this Agreement not occurred, and without the payment of any additional consideration solely as a result of such transaction and without the necessity of any third party consents.

5.7                               Contracts.

(a)                                 Schedule 5.7(a) sets forth an accurate and complete list of all Contracts related to the Purchased Assets, including any and all amendments thereto.  No Seller has assigned, delegated, or otherwise transferred to any third party any of its rights or obligations with respect to any Purchased Contract, and each such Purchased Contract is in full force and effect and is a valid and binding obligation of Seller party thereto and, to the Knowledge of Sellers, the other parties thereto in accordance with its terms and conditions, except as such validity and enforceability may be limited by (a) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally, (b) equitable principles of general applicability (whether considered in a proceeding at law or in equity), and (c) the obligation to pay Assumed Cure Costs under Section 2.5.

(b)                                 Except as set forth on Schedule 5.7(b), no Seller has received any notice of any default or violation under, or the intention of any party to terminate any such Purchased Contract.  Except as set forth on Schedule 5.7(b), to the Knowledge of Sellers, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default under or a violation of any such Contract or would cause the acceleration of any obligation of any Seller or, to the Knowledge of Sellers, any other party thereto or the creation of a Lien (other than Permitted Exceptions) upon any Purchased Asset, except for such events, in each such case, that would not reasonably be expected to be material to the ownership of any Purchased Asset.  Sellers have delivered or made available to Purchaser copies of all of the Contracts related to the Purchased Assets in effect as of the Effective Date.

5.8                               Litigation.  Except as set forth on Schedule 5.8 and the Bankruptcy Case and except for Legal Proceedings that do not have and would not reasonably be expected to have a material adverse effect on the ability of Sellers to consummate the Transactions in a timely manner, there are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened in writing against any Seller that involve or relate to any of the Transactions or affect any of the Purchased Assets that would reasonably be expected to adversely affect the ownership or use by Purchaser of the Purchased Assets after the Closing.

5.9                               Environmental Matters.  Except as set forth on Schedule 5.9, as of the Effective Date, (a) with respect to the Purchased Assets, no Seller is the subject of any outstanding Order respecting (i) Environmental Laws or Hazardous Materials or (ii) a Remedial Action that would materially and adversely affect the Purchased Assets, (b) there is no investigation by any Governmental Body or Legal Proceeding pending, or, to the Knowledge of Sellers, threatened in writing that could reasonably be expected to result in Sellers incurring any material Liability pursuant to any applicable Environmental Law in connection with the Purchased Assets, (c) to the Knowledge of Sellers, there has been no Release of Hazardous Materials and, to the Knowledge of Sellers, no Person has been exposed to Hazardous Materials at, to, on, under or from the Owned Real Property in a manner that reasonably could be expected to materially and adversely affect the Purchased Assets under Environmental Laws, and (d) Sellers are and, during the five (5) years before the Effective Date, have been in compliance in all material respects with Environmental Laws with respect to the Owned Real Property and the Purchased Assets.  Sellers have delivered or made available to Purchaser copies of all reports, assessments or tests with respect to compliance of the Owned Real Property with any Environmental Laws or the presence or Release of Hazardous Material which are in the possession of any Seller as of the Effective Date.

5.10                        Financial Advisors.  Sellers have not incurred any Liability, contingent or otherwise, for financial advisor, brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Transactions for which Purchaser is or will become liable.

5.11                        Compliance with Laws.  Except as set forth on Schedule 5.11, since January 1, 2012, Sellers have conducted, and Sellers are presently conducting, the Business in material compliance with all applicable Laws.  Except as set forth in Schedule 5.11, no Seller has received any written notice of or, to the Knowledge of Sellers, been charged with the alleged or actual violation of any Laws applicable to or affecting the Purchased Assets, nor, to the Knowledge of Sellers, is there any pending or threatened notice of such violation, including under any Permit, that could reasonably be expected to result in Sellers incurring material Liability.

5.12                        Taxes.  Except as set forth in Schedule 5.12, (a) Sellers have, in respect of the Purchased Assets, filed all material Tax Returns which are required to be filed and have paid all material Taxes which have become due pursuant to such Tax Returns, except to the extent payment of any such Tax is prohibited by the Bankruptcy Court or applicable Law; (b) all such Tax Returns are complete and accurate in all material respects; (c) no Seller is currently the beneficiary of any extension of time within which to file any such Tax Return; and (d) to the Knowledge of Sellers, there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes associated with the Purchased Assets.

5.13                        No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article V (as modified by the Schedules), none of Sellers nor any other Person makes any other express or implied representation or warranty with respect to Sellers, the Purchased Assets, the Assumed Liabilities or the Transactions, and each Seller disclaims any other representations or warranties, whether made by Sellers, any Affiliate of Sellers, or any of Sellers’ or their Affiliates’ respective Representatives.  Except for the representations and warranties contained in this Article V (as modified by the Schedules), each Seller (a) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (b) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement (including the Disclosure Statement with respect to the Plan), or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or Representatives pursuant to Section 8.1 or otherwise (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any Representative of Sellers or any of its Affiliates).  Sellers make no representations or warranties to Purchaser regarding the probable success or profitability of the Purchased Assets or the use thereof.  The disclosure of any matter or item in any Schedule will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter could result in a Seller Material Adverse Effect.

VI.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that:

6.1                               Organization and Good Standing.  Purchaser is an entity duly organized, validly existing and in good standing under the laws of the state of its organization.

6.2                               Authorization of Agreement.  Purchaser has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the Transactions have been duly authorized by all requisite corporate or similar action on the part of Purchaser.  This Agreement and the Transaction Documents to which Purchaser is a party have been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to the Closing will be duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other Parties) this Agreement and the Transaction Documents to which Purchaser is a party constitutes legal, valid and binding obligations of Purchaser enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3                               Conflicts; Consents of Third Parties.  (a) The execution and delivery by Purchaser of this Agreement and the Transaction Documents to which Purchaser is a party, the consummation of the Transactions, or compliance by Purchaser with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Purchaser, (ii) any Contract to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound, (iii) any Order, or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)                                 No consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement and the Transaction Documents to which Purchaser is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the Transactions, the taking by Purchaser of any other action contemplated hereby or thereby, except for (i) the entry of the Sale Order, (iii) the matters identified on Schedule 6.3(b), and (iv) immaterial consents, waivers, approvals, Orders, authorizations, declarations, filings and notifications.

6.4                               Litigation.  There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.  Purchaser is not subject to any Order except to the extent the same would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.5                               Financial Advisors.  Except as set forth on Schedule 6.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6                               Financial Capability.   As of the date hereof, assuming the receipt by Purchaser of the proceeds contemplated by the Credit Bid Agreement, at the Closing, Purchaser will have sufficient funds in cash to pay the fees and expenses required to be paid by Purchaser in connection with the Transactions and to effect the Transactions.  Assuming (a) the accuracy of the representations and warranties in Article V, (b) the performance by Sellers of their obligations hereunder, (c) the satisfaction of the conditions precedent to Purchaser’s obligations to close under Article IX, and (d) the receipt by Purchaser of the proceeds contemplated by the Credit Bid Agreement, upon the consummation of the Transactions, (a) Purchaser will not be insolvent as defined in section 101 of the Bankruptcy Code, (b) Purchaser will not be left with unreasonably small capital, (c) Purchaser will not have incurred debts beyond its ability to pay such debts as they mature, and (d) the capital of Purchaser will not be impaired.

6.7                               Condition of the Purchased Assets.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article V (as modified by the Schedules), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets are being transferred on a “where is” and, as to condition, “as is” basis.  Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the Purchased Assets and, in making the determination to proceed with the Transactions, Purchaser has relied on the results of its own independent investigation.

VII.  BANKRUPTCY COURT MATTERS

7.1                               Bankruptcy Court Filings.  Sellers will pursue diligently the entry of the Sale Order.  Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order as it relates to the Transactions and a finding of adequate assurance of future performance by Purchaser of the Purchased Contracts, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement.  In the event that the entry of the Sale Order is appealed or a stay pending appeal is sought, Sellers will oppose the appeal or the stay pending appeal, seek the dismissal of any appeal (including a petition for certiorari, motion for rehearing, reargument, reconsideration or revocation), and consult with Purchaser regarding the status of any such actions.  Sellers will give Purchaser reasonable advance notice of any hearings regarding the motions required to obtain the issuance of the Sale Order and Purchaser will have the right to attend and seek to be heard at any such hearings.  Sellers shall consult with Purchaser and its representatives concerning any Order of the Bankruptcy Court and the Bankruptcy Case, in each case, solely to the extent affecting this Agreement or the Transactions, and provide Purchaser with copies of applications, pleadings, notices, proposed Orders and other documents relating to such proceedings, in each case, solely to the extent relating to this Agreement or the Transactions, as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court.  Sellers further covenant and agree that the terms of the Plan or any other reorganization plan submitted to the Bankruptcy Court or any other court by or with the support of Sellers for confirmation shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the Transactions contemplated by this Agreement.  The Parties agree that the entry of the Sale Order and the approval by the Bankruptcy Court of the Transactions contemplated by this Agreement shall not be a condition to confirmation of the Plan.  The Parties further agree that the Transactions contemplated by this Agreement shall only be approved to the extent that such Transactions do not have an adverse impact on the confirmation of the Plan with respect to the Downstream Debtors or any of the Downstream Transferred Assets.

7.2                               No Solicitation.  From and after the Effective Date until the Closing, except as directed by the Bankruptcy Court: (a) Sellers will not, and will cause their Representatives and Affiliates not to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (excluding Purchaser and its agents and Representatives) regarding an Alternative Proposal without the prior written consent of Purchaser, and (b) Sellers will not enter into negotiations with, provide any information to, or enter into any agreements or other instruments with, any prospective buyers of the Purchased Assets (other than Purchaser and its agents and Representatives) concerning any Alternative Proposal or perform any other acts related thereto.

VIII.  COVENANTS

8.1                               Access to Information.

(a)                                 From the Effective Date through the Closing Date, Purchaser will be entitled, through its Representatives, to make such investigation of the Purchased Assets and the Assumed Liabilities as it reasonably requests.  Any such investigation and examination will be conducted upon reasonable advance notice during normal business hours and under reasonable circumstances and will be subject to restrictions under applicable Law.  Sellers will direct and use their commercially reasonable efforts to cause their respective Representatives to reasonably cooperate with Purchaser and Purchaser’s Representatives in connection with such investigation and examination, and Purchaser and its Representatives will reasonably cooperate with Sellers and their Representatives.  Notwithstanding anything herein to the contrary, no such investigation or examination will be permitted to the extent that it would require Sellers to disclose information that would cause material competitive harm to a Seller or would violate attorney-client privilege.  No investigation by Purchaser prior to or after the Effective Date will affect or be deemed to modify any of the representations, warranties, covenants or agreements of Sellers contained in this Agreement.  Sellers will promptly deliver to Purchaser all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in any other judicial or administrative proceeding related to the Purchased Assets and the Transactions.

(b)                                 For a period of three years after the Closing Date, Sellers will retain the Records and Other Information and will, upon reasonable written notice by Purchaser, afford Purchaser’s Representatives reasonable access (including the right, at Purchaser’s sole cost and expense, to make photocopies) during normal business hours to such Records and Other Information; provided that Purchaser will be responsible for the costs of storing (inclusive of related packing and shipping costs) and maintaining such Records and Other Information for such three-year period.  At the end of such three-year period, Sellers shall give Purchaser a reasonable opportunity to segregate and remove such Records and Other Information as Purchaser may select;

provided that Sellers may (in Seller’s sole discretion and at Sellers’ sole cost and expense) make and retain copies of such Records and Other Information.

8.2                               Actions Pending the Closing.  Except (i) as required by applicable Law, (ii) as otherwise expressly contemplated by this Agreement, or (iii) with the prior written consent of Purchaser, during the period from the Effective Date to and through the Closing Date, Sellers will:

(a)                                 use commercially reasonable efforts to maintain the Purchased Assets in their current condition;

(b)                                 not remove or permit to be removed from the Owned Real Property any Purchased Asset;

(c)                                  not enter into, renew, or modify any material Contract related to the Purchased Assets;

(d)                                 not sell, lease, license, encumber, subject to a Lien, divest, cancel, abandon or allow to lapse or expire, or otherwise transfer or dispose of any Purchased Assets (including any Purchased Intellectual Property);

(e)                                  take reasonable actions to defend and protect the Purchased Assets from infringement or deterioration, all in accordance with the Limited Operations Plan; and

(f)                                   comply with applicable Laws in all material respects.

8.3                               Consents.  Sellers and Purchaser will use their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals contemplated by this Agreement, including the consents and approvals referred to in Section 5.3(b) and the Necessary Consents, except that none of Sellers or Purchaser will be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or proceedings to obtain any such consent or approval (except to the extent applicable under Section 8.4).

8.4                               Regulatory Approvals.  Each Party will use commercially reasonable efforts to furnish to each other Party all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions.  Each such Party will promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction.  No Party will independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other Parties prior written notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend, participate or both.

8.5                               Further Assurances.  Subject to the other provisions of this Agreement, Purchaser and each Seller will use its commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the Transactions, (b) provide the other Parties with reasonable cooperation and take such actions as the other Parties may reasonably request in connection with the consummation of the Transactions, (c) work in good faith to effectuate the transfer of the Specified Mineral Properties, including taking reasonable steps necessary to transfer the unpatented mining claims and to sever any mineral rights from the Owned Real Property, (d) following the Closing, execute and deliver such additional documents, instruments, assignments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions, and (d) cause the fulfillment at the earliest practicable date of all of the conditions to its obligations to consummate the Transactions.  Without limiting the foregoing, Purchaser and each Seller will use its commercially reasonable efforts to defend any Legal Proceedings that would prevent the condition to Closing described in Section 9.3(a) from being satisfied, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body with respect thereto vacated or reversed, and will cooperate with each other Party in connection with the foregoing.

8.6                               Publicity.  The initial press release concerning this Agreement and the Transactions will be in substantially the form previously agreed by Purchaser and the Company.  Prior to the Closing, none of the Parties will issue any press release concerning this Agreement or the Transactions without obtaining the prior written approval of Purchaser and the Company, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the sole judgment of Purchaser or the Company, as applicable, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement and the Party intending to make such release uses its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Parties with respect to the text thereof.  After the Closing, the Parties may issue public announcements regarding the Transactions, provided that such announcements, in the case of announcements made by Sellers, do not disclose the specific terms or conditions of this Agreement except where such terms and conditions have already been disclosed as required by Law, applicable stock exchange regulation or in filings that any Seller has made in the Bankruptcy Court, except that the issuing party will use its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Parties with respect to the text thereof.

8.7                               Confidentiality.  Purchaser acknowledges that Evaluation Material (as defined in the Confidentiality Agreements) has been, and in the future will be, provided to it in connection with this Agreement, including under Section 8.1, and is subject to the terms of the confidentiality agreements dated December 17, 2015 (as amended as of January 19, 2016) and January 19, 2016 between the Company and each of JHL Capital Group Master Fund L.P. and QVT Financial LP (together the “Confidentiality Agreements”), the terms of which are incorporated herein by reference.  Purchaser acknowledges and understands that this Agreement may be publicly filed in the Bankruptcy Court and that, except as prohibited herein, such disclosure will not be deemed to violate any confidentiality obligations owing to Purchaser, whether pursuant to this Agreement, the Confidentiality Agreements or otherwise.  Effective upon, and only upon, the Closing, the Confidentiality Agreements will terminate solely as they relate to the Purchased Assets and Assumed Liabilities.  Sellers acknowledge that from and after the Closing, all non-public information relating to the Purchased Assets and the Assumed Liabilities, will be valuable and proprietary to Purchaser and its Affiliates.  Sellers agree that, from and after the Closing, no Seller will disclose to any Person any information relating to Purchaser and its Affiliates, the Purchased Assets or the Assumed Liabilities, except as required by Law or as otherwise becomes available in the public domain other than through any action by any Seller in violation of its obligations under this Section 8.7.  Sellers acknowledge and agree that the remedies at law for any breach or threatened breach of this Section 8.7 by any Seller are inadequate to protect Purchaser and its Affiliates and that the damages resulting from any such breach are not readily susceptible to being measured in monetary terms.  Accordingly, without prejudice to any other rights or remedies otherwise available to Purchaser or its Affiliates, each party acknowledges and agrees that upon any breach or threatened breach by a Seller of the terms and conditions of this Section 8.7, Purchaser and its Affiliates, as applicable will be entitled to immediate injunctive relief and to seek an order restraining any threatened or future breach from any court of competent jurisdiction without proof of actual damages or posting of any bond in connection with any such remedy.  The provisions of this Section 8.7 will survive the Closing.

8.8                               Conversion to Chapter 7.  The Parties agree that the Plan shall be withdrawn as to the Molycorp Minerals Debtors (as defined in the Plan).  The Parties further agree to work in good faith until the Effective Date (as defined in the Plan) to determine whether a chapter 11 plan for the Molycorp Minerals Debtors can be confirmed.  If the Parties determine, in good faith, as of the Effective Date (as defined in the Plan), that a chapter 11 plan for the Molycorp Minerals Debtors cannot be confirmed, the Molycorp Minerals Debtors may convert their cases from chapter 11 to chapter 7 of the Bankruptcy Code.

8.9                               Condemnation.  If, prior to the Closing, all or any part of the Specified Mineral Properties is taken by eminent domain (or is the subject of a pending taking that has not yet been consummated), then Sellers will promptly notify Purchaser of this fact.  If such taking affects all or any material portion of the Specified Mineral Properties, then Purchaser may terminate this Agreement by giving notice to Sellers not later than three (3) Business Days after the giving of Sellers notice.  If less than a material portion of the Specified Mineral Properties is affected by a taking or if Purchaser elects not to terminate this Agreement as aforesaid, then the sale of the Specified Mineral Properties will be consummated as herein provided without any adjustment to the Purchase Price (except to the extent of any condemnation award received by Sellers prior to the Closing) and Sellers will assign to Purchaser at the Closing all of Sellers’ right, title and interest in and to all awards, if any, for the taking, and Purchaser will be entitled to receive and keep all awards for the taking of the Owned Real Property or portion thereof.

8.10                        Notification of Certain Matters.  Sellers shall promptly inform Purchaser in writing of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any of the representations or warranties in this Agreement of any Seller to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of any Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8.10 shall not limit or otherwise affect the remedies available to Purchaser under this Agreement.

8.11                        Oaktree Matters.  On the Closing Date, in accordance with the terms and conditions of the Credit Bid Agreement, Purchaser shall issue to Oaktree its pro rata share (35.283%) of the total number of common units issued by Purchaser.

IX.  CONDITIONS TO CLOSING

9.1                               Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the Transactions is subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)                                 (i) the representations and warranties of Sellers contained in this Agreement that are not qualified by materiality or Seller Material Adverse Effect or similar qualification shall be true and correct in all material respects with respect to the Purchased Assets and Assumed Liabilities on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (ii) the representations and warranties of Sellers contained in this Agreement that are qualified by materiality or Seller Material Adverse Effect or similar qualification shall be true and correct in all respects with respect to the Purchased Assets and Assumed Liabilities on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date, and Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the foregoing effect;

(b)                                 Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to or on the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the forgoing effect;

(c)                                  Since December 31, 2014, there shall have been no Seller Material Adverse Effect with respect to the Purchased Assets or Assumed Liabilities, and Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the foregoing effect;

(d)                                 Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2;

(e)                                  There shall be no (i) pending challenge or contest to the validity, amount, perfection, or priority of the Claims of the noteholders, the Trustee, the Collateral Agent, or the security under the Security Documents, or otherwise that would affect, impair, or otherwise limit Purchaser’s ability to credit bid the Credit Bid Amount, or any such challenge or contest shall have been resolved to the satisfaction of Purchaser in its sole and absolute discretion or (ii) pending or prior action, claim or proceeding under or in connection with section 506(c) of the Bankruptcy Code that has not been resolved to the satisfaction of Purchaser in its sole and absolute discretion; and

(f)                                   the Sale Order shall have become a Final Order.

9.2                               Conditions Precedent to Obligations of Sellers.  The obligations of Sellers to consummate the Transactions are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a)                                 (i) the representations and warranties of Purchaser contained in this Agreement that are not qualified by materiality or Purchaser Material Adverse Effect or similar qualification shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (ii) the representations and warranties of Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect or similar qualification shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date, and Sellers shall have received a certificate signed by an authorized officer of Purchaser on behalf of Purchaser, dated the Closing Date, to the foregoing effect;

(b)                                 Purchaser shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of Purchaser on behalf of Purchaser, dated the Closing Date, to the foregoing effect;

(c)                                  Purchaser shall have delivered to Sellers all of the items set forth in Section 4.3; and

(d)                                 The Transactions do not have an adverse impact on the confirmation of the Plan with respect to the Downstream Debtors or any of the Downstream Transferred Assets.

9.3                               Conditions Precedent to Obligations of Purchaser and Sellers.  The obligations of Purchaser and Sellers to consummate the Transactions are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):

(a)                                 there shall not be in effect any Law or Order by a Governmental Body restraining, enjoining or otherwise prohibiting the consummation of the Transactions; and

(b)                                 the Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect and not subject to stay.

9.4                               Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

X.  TAXES

10.1                        Transfer Taxes.  All documentary, stamp, transfer, motor vehicle registration, sales, use, excise and other similar non-income Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arising from or relating to the consummation of the Transactions (collectively, “Transfer Taxes”) will be borne by Purchaser, regardless of the Party on whom liability is imposed under the provisions of the Laws relating to such Transfer Taxes.

10.2                        Purchase Price Allocation.  The Purchase Price will be allocated among Sellers and the Purchased Assets pursuant to (and to the extent necessary to comply with) Section 1060 of the Code and the applicable regulations promulgated thereunder (or, if applicable, any similar provision under state, local or foreign Law or regulation) and their fair market values using the methodology or values set forth on Schedule 10.2 (the “Allocation Schedule”).  Sellers and Purchaser and their respective Affiliates will report, act, and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with the Allocation Schedule.  Neither Sellers nor Purchaser will take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable Law or pursuant to the good faith resolution of a Tax contest.

10.3                        Certain Periodic Non-Income Taxes.

(a)                                 With respect to any real or personal property or other periodic Taxes not based on income or receipts (“Periodic Non-Income Taxes”) that are assessed on, or in respect of, the Purchased Assets and attributable to any period that begins after the Closing Date, if any Seller pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to Purchaser of proof of such payment, Purchaser will pay to such Seller the amount of such Periodic Non-Income Taxes paid by Seller.  With respect to any Periodic Non-Income Taxes that are assessed on, or in respect of, the Purchased Assets and attributable to any period that ends on or prior to the Closing Date, if Purchaser pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to the applicable Seller of proof of such payment, such Seller will pay to Purchaser the amount of such Periodic Non-Income Taxes paid by Purchaser.

(b)                                 With respect to any Periodic Non-Income Taxes that are assessed on, or in respect of, the Purchased Assets and attributable to any period which includes but does not end on the Closing Date (a “Straddle Period”):  (i) if any Seller pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to Purchaser of proof of such payment, Purchaser will pay to such Seller the amount of such Periodic Non-Income Taxes paid by such Seller that are attributable to the portion of such Straddle Period beginning after the Closing Date (the “Post-Closing Straddle Period”); and (ii) if Purchaser pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to the applicable Seller of proof of such payment, such Seller will pay to Purchaser the amount of such Periodic Non-Income Taxes paid by Purchaser that are attributable to the portion of such Straddle Period up to and including the Closing Date (the “Pre-Closing Straddle Period”).  For purposes of this Section 10.3(b), the amount of Periodic Non-Income Taxes attributable to a Pre-Closing Straddle Period will be based upon the ratio of the number of days in the Pre-Closing Straddle Period to the total number of days in the Straddle Period, and the amount of Periodic Non-Income Taxes attributable to a Post-Closing Straddle Period will be based upon the ratio of the number of days in the Post-Closing Straddle Period to the total number of days in the Straddle Period.

(c)                                  The party that has the primary obligation to do so under applicable Law will timely pay to the applicable Governmental Body any Periodic Non-Income taxes covered by this Section 10.3.

(d)                                 All refunds with respect to any Periodic Non-Income Taxes that are assessed on, or in respect of, the Purchased Assets shall be allocated between Sellers and Purchaser in accordance with the principles set forth in this Section 10.3.

10.4                        Cooperation and Audits.  Purchaser, its Affiliates and Sellers will cooperate fully with each other regarding Tax matters (including the execution of appropriate powers of attorney) and will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes; provided, however, that nothing in this Section 10.4 shall prevent the dissolution, winding-up or liquidation of any Seller.

XI.  MISCELLANEOUS

11.1                        No Survival of Representations and Warranties.  The Parties agree that the representations and warranties contained in this Agreement will not survive the Closing hereunder, and none of the Parties will have any liability to each other after the Closing for any breach thereof.  The Parties agree that the covenants contained in this Agreement to be performed at or after the Closing will survive the Closing hereunder until the expiration of the applicable statute of limitations or for such shorter period explicitly specified therein, and each Party will be liable to the other after the Closing for any breach thereof.

11.2                        Expenses.  Except as otherwise expressly provided in this Agreement or the Settlement Agreement, whether or not the Transactions are consummated, each of Sellers and Purchaser will bear their own expenses incurred in connection with the negotiation and execution of this Agreement and the Transaction Documents and the consummation of the Transactions and all proceedings incident thereto.

11.3                        Injunctive Relief.

(a)                                 The Parties agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party will be entitled to injunctive relief to prevent any such breach, and to specifically enforce the terms and provisions of this Agreement, including specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement.  The rights set forth in this Section 11.3 will be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

(b)                                 The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Purchaser or Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Purchaser or Sellers, as applicable, under this Agreement all in accordance with the terms of this Section 11.3.

11.4                        Submission to Jurisdiction; Consent to Service of Process.  (a) Without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all Legal Proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court for such purposes; provided that if the Bankruptcy Cases have been closed pursuant to section 350 of the Bankruptcy Code, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Proceeding in the United States District Court for the District of Delaware) and any appellate court from any of them, for the resolution thereof.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties agrees that a judgment in any such Legal Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)                                 Each of the Parties hereby consents to process being served by any Party to this Agreement in any Legal Proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.8, except that such service will not be effective until the actual receipt thereof by the Party being served.

11.5                        Waiver of Right to Trial by Jury.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.5 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.6                        Entire Agreement; Amendments and Waivers.  This Agreement (including any Exhibits and Schedules hereto) and the other documents delivered pursuant hereto (including the Transaction Documents) represent the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersede all prior discussions and agreements among the Parties with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought and the Trustee.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

11.7                        Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State.

11.8                        Notices.  All notices and other communications under this Agreement will be in writing and will be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when sent by email of a PDF document (with confirmation of transmission), or (c) one Business Day following the day sent by nationally recognized overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this provision):

If to the Company or Sellers, to:

Molycorp, Inc.

Plaza Tower One, Suite 1610

6400 South Fiddlers Green Circle

Greenwood Village, Colorado 80111

Attention: Kevin W. Johnson, Executive Vice President and General Counsel

Email: kevin.johnson@molycorp.com

with a copy (which will not constitute notice) to:

Jones Day
325 John H. McConnell Boulevard
Suite 600
Columbus, OH 43215
Attention: Jeffrey D. Litle
Email: jdlitle@jonesday.com

If to Purchaser, to:

Secure Natural Resources LLC

900 N. Michigan Avenue

Suite 1340

Chicago, IL 60611

Attention:  James Litinsky

Email:  jhl@jhlcapitalgroup.com

with a copy (which will not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention:  John R. Box and Matthew A. Clemente

Email:  jbox@sidley.com and mclemente@sidley.com

and

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention:  Vijay S. Sekhon

Email:  vsekhon@sidley.com

and

QVT Financial LP

1177 Avenue of the Americas, 9th Floor

New York, NY 10036

Attention:  Michael Gat, General Counsel

Email:  michael.gat@qvt.com

and

JHL Capital Group LLC

900 N. Michigan Avenue

Suite 1700

Chicago, IL 60611

Attention:  John Park

Email:  jpark@jhlcapitalgroup.com

In each case with a copy to the Trustee in care of:

Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: William W. Kannel

Email: bkannel@mintz.com

11.9                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

11.10                 Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person or entity not a Party except as set forth in Section 11.11; provided that the Collateral Agent and Trustee are each an intended third party beneficiary of this

Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties and the Trustee any attempted assignment without the required consents will be void, except that (a) Purchaser may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more Affiliates and (b) Sellers may assign some or all of their rights or delegate some or all of their obligations hereunder in accordance with the terms of the Plan.  No assignment of any obligations hereunder will relieve the Parties of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Sellers or Purchaser will also apply to any such assignee unless the context otherwise requires.

11.11                 Non-Recourse.

(a)                                 No past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of Sellers, Purchaser, or the Collateral Agent or any of their respective Affiliates who is not otherwise a party to this Agreement (each non-party, a “Non-Party Person”) will have any liability for any obligations or liabilities of Sellers, Purchaser, or the Collateral Agent under this Agreement or any agreement entered into in connection herewith, including the Transaction Documents.  Without limiting the foregoing, (i) each Party hereto hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity to avoid or disregard the entity form of a party, whether based on theories of agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each Party hereto disclaims any reliance upon any Non-Party Person with respect to any representation or warranty made in or in connection with the Transaction Documents.

(b)                                 Notwithstanding anything in this Agreement to the contrary, nothing in the Transaction Documents shall impose or expand any duty or Liability on the Collateral Agent beyond those specifically set forth in the Collateral Agency Agreement and the Credit Bid Agreement or impose or expand any duty or Liability on the Trustee beyond those specifically set forth in the Indenture and the Credit Bid Agreement.  Nothing contained in this Agreement shall alter, impair, or otherwise deprive the Collateral Agent of any rights or privileges provided under the Collateral Agency Agreement, the Credit Bid Agreement, or any related documents. Nothing contained in this Agreement shall alter, impair, or otherwise deprive the Trustee of any rights or privileges provided under the Indenture, the Credit Bid Agreement, or any related documents.

11.12                 Legal Representation.

(a)                                 Purchaser agrees that, as to all communications between counsel for Sellers or their Affiliates (including Jones Day), on the one hand, and Sellers or any of their respective Affiliates, on the other hand, that relate in any way to the Transactions (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence with respect to the Privileged

Communications belongs to the applicable Seller, may be controlled by the applicable Seller and will not pass to or be claimed by Purchaser or any of its Affiliates.  The Privileged Communications are the property of Sellers, and, from and after the Closing, none of Purchaser or its Affiliates, or any Person purporting to act on behalf of or through Purchaser or its Affiliates will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means.  Purchaser further agrees that no such Person may use or rely on any of the Privileged Communications in any action against or involving any Seller or any Affiliate of any Seller.  The Privileged Communications may be used by Sellers or any of their Affiliates in connection with any dispute that relates to the Transactions, including in any claim brought by Purchaser.

(b)                                 Jones Day has represented Sellers and their Affiliates.  All of the Parties recognize the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing.  Specifically, the Parties agree that Purchaser will not, and will cause any Affiliates not to, seek to have Jones Day disqualified from representing Sellers or their Affiliates in connection with any dispute that may arise between Sellers or their Affiliates and any of Purchaser or any of its Affiliates in connection with this Agreement or the Transactions.

(c)                                  Sidley Austin LLP has represented Purchaser and its Affiliates.  All of the Parties recognize the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing.  Specifically, the Parties agree that Sellers will not, and will cause any Affiliates not to, seek to have Sidley Austin LLP disqualified from representing Purchaser or their Affiliates in connection with any dispute that may arise between Sellers or their Affiliates and any of Purchaser or any of its Affiliates in connection with this Agreement or the Transactions.

11.13                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Signatures delivered by electronic means will have the same force and effect as manual signatures delivered in person.

11.14                 Time Is of the Essence.  With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signature page follows]

IN WITNESS WHEREOF, each Party has caused its duly authorized officer to execute this Agreement as of the Effective Date.

PURCHASER:	COMPANY:
Secure Natural Resources LLC	Molycorp, Inc., for the limited purposes specified in this Agreement
By:	By:
Name:	Name:
Title:	Title:

SELLERS:

Molycorp Minerals, LLC	PP IV Mountain Pass Inc.

By:	By:
Name:	Name:
Title:	Title:

RCF IV Speedwagon Inc.	PP IV Mountain Pass II, Inc.

By:	By:
Name:	Name:
Title:	Title: